Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of August 16, 2013 (the “Effective Date”), by and among BH/NV HAWKS CAY PROPERTY HOLDINGS, LLC, a Delaware limited liability company (“Seller”), and CWI KEYS HOTEL, LLC, a Delaware limited liability company (“Purchaser”).  Seller and Purchaser are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party”.

RECITALS

A.           Seller is the sole holder of the leasehold interest in the land (the “Submerged Lands”) subject to that certain Sovereignty Submerged Lands Lease (the “Submerged Lands Lease”) dated April 22, 2011 between the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida (“Submerged Lands Lessor”) and Seller operates upon the Submerged Lands a marina (the “Marina”) with 59 boat slips which are owned by Seller, and 33 boat slips which are owned by third parties including, without limitation, boat slips owned by Residential Unit Owners and operated by Seller as part of the Rental Program.

B.           Seller is the sole holder of the fee simple interest in the that land and all appurtenances thereto which is more particularly described in Exhibit “B” hereto (the “Land”) and to that certain destination resort located at 61 Hawks Cay Boulevard, Duck Key, Florida and currently operated as the “Hawks Cay Resort” and including, without limitation: (i) 177 hotel guest rooms (the “Hotel”); (ii) that certain residential villa identified as “Villa 7064”; (iii) approximately fourteen thousand eight hundred (14,800) square feet of indoor meeting space; (iv) an approximately seven thousand (7,000) square foot spa facility; (v) five (5) swimming pools, (vi) six (6) food and beverage outlets commonly referred to as “Ocean”, “Alma”, “Beach Grill”, “Island Time”, “Indies Grill” and “Emack and Bolio’s” (collectively, the “F&B Outlets”); (vii) a tennis center with eight (8) tennis courts; (viii) a private saltwater lagoon; (ix) approximately ten thousand (10,000) square feet of retail and office space; and (x) approximately twenty-six thousand six hundred seventy-two (26,672) square feet of dormitory-style employee housing capable of accommodating approximately one hundred forty (140) people (collectively, and together with the Marina, the “Resort”).

C.           The Resort is contiguous to two hundred ninety-seven (297) two, three or four bedroom villas (the “Villas”), of which two hundred fifty-three (253) Villas participate in a Rental Program offered by the Resort.

D.           Subject to the terms and conditions hereof, Seller desires to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser desires to acquire from Seller, all of Seller’s right, title and interest in the Property, together with all rights, benefits, privileges and appurtenances pertaining thereto, for such consideration as is hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1         Definitions.  Whenever used herein, all defined words and phrases, unless the context otherwise requires, shall have the meanings assigned to each as set forth and described on Exhibit “A” attached hereto.

ARTICLE 2

SALE AND PURCHASE OF PROPERTY

2.1         Purchase of Property.

2.1.1     Real Property. Subject to the terms and on the conditions set forth in this Agreement, Seller hereby covenants and agrees to sell and convey and Purchaser agrees to purchase the following assets (collectively, the “Real Property”):

(a)            Seller’s fee interest in the Land; and

(b)         all the buildings, structures (surface and sub-surface), installations and other improvements and fixtures as shall constitute real property located on the Land and the Submerged Lands.

2.1.2     Personal Property. In addition to the Real Property, and subject to the terms and on the conditions set forth in this Agreement, Seller agrees to sell and convey and Purchaser agrees to purchase the following assets (collectively, the “Personal Property” and together with the Real Property, collectively known as the “Property”):

(a)          all FF&E owned by Seller and located at, affixed or attached to, or to be affixed or attached to the Real Property or held in reserve storage for future use exclusively in connection with the Resort, subject to such depletions, substitutions and replacements as shall occur and be made in the ordinary course of business prior to the Closing Date;

(b)          all  opened and unopened food and beverages whether in use or held in reserve storage for future use exclusively in connection with the operation of the Resort, subject to such depletions, substitutions and replacements as shall occur and be made in the ordinary course of business prior to the Closing Date (collectively, the “Consumables”);

(c)          all Supplies, whether in use or held in reserve storage for future use in connection with the operation of the Resort, subject to such depletions, substitutions and replacements as shall occur and be made in the ordinary course of business prior to the Closing Date;

(d)          all of Seller’s right, title and interest in and to all service and maintenance contracts, supply contracts, and other contracts or agreements (whether oral or written) relating to the maintenance, operation, provisioning or equipping of the Resort, together with all related written warranties and guaranties, to the extent assignable or transferable (collectively, the “Contracts”);

(e)          all of Seller’s right, title and interest in and to all equipment leases set forth on Exhibit “D”, to the extent assignable or transferrable (collectively, the “Equipment Leases”);

(f)           all of Seller’s right, title and interest in and to the books, records, files, computer data, operating reports, plans and specifications (whether complete or incomplete and whether or not the same have been submitted to any Governmental Authority in connection with development, renovation or other construction taking place on the Property) and other documentation to the extent relating to the ownership and operation of the Resort, including, without limitation, records relating to the Bookings, and any responses or notices from any Governmental Authority with respect to any plans, specifications, drawings or other material submitted to any Governmental Authority in connection with any contemplated development, renovation or other construction at the Property, but excluding (A) the personnel files and employment records for all Resort Employees (except for employees retained/rehired by Purchaser), (B) items that belong to or are proprietary to Resort Manager or its affiliates or other third parties, (C) internal memoranda regarding the sale, financing and/or valuation of the Resort, and (D) materials and information that are covered by the attorney-client privilege or any confidentiality agreement entered into by or binding on Seller or its affiliates;

(g)          all of Seller’s right, title and interest in and to the contracts, reservations and sales files for the use or occupancy of guest rooms of the Hotel and the Villas (collectively, the “Bookings”) and the aggregate amount of any deposits received by or on behalf of Seller (whether paid in cash or by credit card) as a down payment for any Bookings;

(h)          all of Seller’s right, title and interest in and to all licenses, permits, consents, authorizations, approvals, certificates of occupancy, ratifications, certifications, registrations, exemptions, variances, exceptions and similar consents granted or issued by any Governmental Authority, to the extent assignable or transferrable  (collectively, the “Permits”);

(i)           all of Seller’s right, title and interest in and to the Space Leases; and

(j)           all of Seller’s right, title and interest in and to, (1) all intangible personal property used in connection with the ownership or operation of the Resort, including, without limitation, telephone numbers, post office boxes, warranties and guaranties, signage rights, utility and development rights and privileges, trademarks (excluding any trademarks, service marks or symbols related to the name “Behringer Harvard”) and general intangibles; and (2) all websites and domains exclusively used for the Resort.

Notwithstanding the foregoing, if the fair market value of the Personal Property exceeds fifteen percent (15%) of the fair market value of the Property, then Purchaser shall have the right to assign its right to acquire such excess Personal Property to a wholly-owned “taxable REIT subsidiary” in accordance with the conditions and requirements of Section 9.11 hereof.

2.1.3     Excluded Assets. The following items are expressly excluded from the transaction contemplated by this Agreement:

(a)          any fixtures, personal property or intellectual property owned by (i) third parties (including, without limitation, equipment lessors, suppliers, vendors and licensors) under Contracts, Equipment Leases, Rental Management Agreements  or Permits, (ii) Resort Manager, (iii) any Resort Employees or (iv) any guests or customers of the Resort;

(b)          all data and information relating to guests or customers of any hotel or lodging property (including condominium or interval ownership properties) other than the Resort that are owned, leased, operated, licensed or franchised by Resort Manager or an affiliate of Resort Manager, or any facility associated with such hotels or other properties (including restaurants, golf courses and spas);

(c)          any Excluded Liabilities; and

(d)          any items expressly excluded from Section 2.1.2 or identified on Schedule 2.1.3.

2.2         Purchase Price.

2.2.1     The total purchase price for the Property shall be One Hundred Thirty-Three Million Eight Hundred Twenty-Five Thousand Dollars ($133,825,000.00) (the “Purchase Price”), as increased or decreased by prorations and adjustments pursuant to and in accordance with this Agreement, and will be paid by Purchaser by wire transfer of immediately available good funds to Escrow Agent on the Closing Date.

2.2.2     As additional consideration for the purchase and sale of the Property and if Purchaser proceeds to Closing, at the Closing, Purchaser will assume all of the covenants and obligations of Seller which are to be performed subsequent to the Closing (all such covenants and obligations of Seller to be performed prior to Closing to remain Excluded Liabilities of Seller) pursuant to all Space Leases, Equipment Leases, Bookings (to the extent described on Schedule 2.2.2, as the same may be attached hereto by the Parties within three (3) Business Days after the Effective Date in accordance with Section 9.20, and as modified by Seller at Closing), Contracts, Rental Management Agreements, Permits and gift certificates (to the extent described on Schedule 2.2.2, as the same may be attached hereto by the Parties within three (3) Business Days after the Effective Date in accordance with Section 9.20, and as modified by Seller at Closing)  transferred to and assumed by  Purchaser at Closing.  In addition, if Seller and Purchaser mutually agree in writing (which may be evidenced by the Closing Statement) that Purchaser will receive a credit at the Closing for the cost of any such obligations that Seller is otherwise obligated to perform prior to the Closing but has not performed prior to the Closing, Purchaser will assume such obligation to the extent of such credit provided to Purchaser.  Purchaser hereby agrees to honor all Bookings set forth on Schedule 2.2.2 at the rate or price previously agreed to by Seller.  The liabilities assumed by Purchaser in accordance with the provisions of this Section 2.2.2 shall be referred to herein as the “Assumed Liabilities.”

2.2.3     Without limiting the foregoing, contemporaneously with the execution and delivery of this Agreement, Purchaser has paid or agrees to pay to Seller as further consideration for this Agreement, in cash, the sum of One Hundred Dollars ($100.00) (the “Independent Consideration”), in addition to the Earnest Money and the Purchase Price.  The Independent Consideration is independent of any other consideration provided hereunder, shall be fully earned by Seller upon the effective date of this Agreement, and is not refundable under any circumstances.

2.3         Earnest Money.

2.3.1     Concurrently with the execution and delivery of this Agreement, Purchaser, Seller and First American Title Insurance Company, as escrow agent (“Escrow

Agent”) have executed or will promptly execute escrow instructions (the “Escrow Instructions”), in a form reasonably acceptable to Purchaser, Seller and Escrow Agent.

2.3.2     No later than 5:00 p.m. (Eastern Time) three (3) Business Days after the Effective Date, Purchaser shall deposit the sum of Two Million Dollars ($2,000,000) in cash as an earnest money deposit (together with any interest earned thereon, the “Good Faith Deposit”) by wire transfer to Escrow Agent.  If the Good Faith Deposit is not timely made, Seller may terminate this Agreement at any time prior to receipt by the Escrow Agent of the Good Faith Deposit, in which case this Agreement shall immediately terminate and neither Party shall have any further obligation to the other Party hereunder, except each Party shall continue to be obligated under the indemnity and other provisions in this Agreement that expressly survive termination of this Agreement (collectively, the “Surviving Obligations”).

2.3.3     If the Due Diligence Period expires without Purchaser having terminated this Agreement, then no later than 5:00 p.m. (Eastern Time) three (3) Business Days after the expiration of the Due Diligence Period, Purchaser shall deposit an additional Three Million Dollars ($3,000,000) in cash as an earnest money deposit (together with any interest earned thereon, the “Second Deposit”) by wire transfer to Escrow Agent (the Good Faith Deposit and the Second Deposit and any interest earned thereon are collectively referred to herein as the “Earnest Money”).  Failure of Purchaser to make the Second Deposit as required pursuant to this Section 2.3.3 shall be deemed a material default by Purchaser under this Agreement and, in lieu of any other right or remedy that Seller may have at law or in equity, Seller shall have the right to immediately terminate this Agreement whereupon this Agreement shall automatically terminate, Escrow Agent shall promptly distribute the Good Faith Deposit to Seller and neither party shall have any further obligation to the other party hereunder, except for the Surviving Obligations.

2.3.4     The Earnest Money shall be delivered to, held and disbursed by Escrow Agent in escrow in an interest-bearing account pursuant to the terms of this Agreement and the Escrow Instructions. If the Closing occurs in accordance with the terms and provisions of this Agreement, the Earnest Money shall be paid to Seller and credited against the Purchase Price.  The Earnest Money shall be immediately refunded to Purchaser if Purchaser elects to terminate this Agreement pursuant to any of Purchaser’s rights to terminate as set forth in this Agreement or as the result of any material default by Seller or a failure to satisfy any of the conditions set forth in Section 6.1 to the extent that Purchaser elects to receive a refund of the Earnest Money pursuant to and in accordance with Section 5.2 of this Agreement.  If the Closing does not occur because of a default by Purchaser and Seller has the right and elects to terminate this Agreement as a result of such default, the Earnest Money shall be immediately paid to Seller pursuant to and in accordance with Section 5.1 of this Agreement.

2.4         Allocation.  The aggregate Purchase Price shall be allocated by Purchaser between the Real Property and the Personal Property included within the Property as of the Closing Date in accordance with the applicable provisions of Section 1060 of the Code.  At least ten (10) days prior to the Closing Date, Seller shall prepare and deliver to Purchaser an allocation of the aggregate Purchase Price consistent with Section 1060 of the Code and Seller shall consult with Purchaser in connection with the preparation of such allocation and such allocation shall be subject to Purchaser’s approval.  Seller and Purchaser agree to file federal, state and local tax returns consistent with such allocations agreed upon between the parties; provided, however, if the Parties cannot agree upon allocation of the Purchase Price, each Party shall file federal, state and local returns based on each Party’s own determination of the proper allocations of the Purchase Price, each bearing its own consequences of any discrepancies.  This Section 2.4 shall survive the Closing.

2.5         Closing.

2.5.1     The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on or before the date that is thirty (30) days after the expiration of the Due Diligence Period (the “Target Closing Date”); provided, however, that notwithstanding the foregoing:

(a)          Purchaser shall have the right, in its sole and absolute discretion, to accelerate the date of Closing to any date selected and specified by Purchaser upon written notice (the “Acceleration Election Notice”) from Purchaser to Seller delivered at least fifteen (15) days prior to the accelerated date of Closing specified in the Acceleration Election Notice (the “Accelerated Closing Date”); provided, however, (i) the Accelerated Closing Date shall not occur on any date on which prepayment of Seller’s financing which is secured by the Property is prohibited; and (ii) Purchaser shall have the one-time right to revoke such Acceleration Election Notice upon written notice to Seller at least five (5) Business Days prior to such Accelerated Closing Date provided that Purchaser shall reimburse and indemnify, defend, and hold Seller harmless for any breakage costs and/or other fees and expenses that Seller is required to pay its lender due to Purchaser’s revocation of the Acceleration Election Note and the Closing Date must occur within ten (10) Business Days of Seller’s notice to its Lender that the Closing has been delayed.  The provisions of this Section 2.5.1(a) shall survive the termination of this Agreement and/or Closing; and

(b)          Purchaser shall have the right, in its sole and absolute discretion, to extend the date of Closing one time for a period of up to ten (10) Business Days in the aggregate (or such additional time if necessary to comply with the provisions of Seller’s financing), by delivering written notice (an “Extension Election Notice”) to Seller at least three (3) Business Days prior to the then-scheduled Closing Date, provided that if the Extension Election Notice specifies an extended date for the Closing that is after the Target Closing Date, then within two (2) Business Days following the delivery of the Extension Election Notice, Purchaser shall deposit an additional One Million Dollars ($1,000,000) with Escrow Agent (the “Extension Deposit”); provided, however, (i) the extension of the Closing under the Extension Election Notice shall not cause the Closing to occur on any date on which prepayment of Seller’s financing which is secured by the Property is prohibited; and (ii) Purchaser shall reimburse and indemnify, defend, and hold Seller harmless for any breakage costs and/or other fees and expenses that Seller is required to pay its lender due to Purchaser’s exercise of its extension right in this Section 2.5.1(b). Upon payment of the Extension Deposit, the Extension Deposit and any interest earned thereon shall be deemed included with and a part of the Earnest Money for all purposes of this Agreement and shall be credited to the Purchase Price at Closing.  For avoidance of doubt, Purchaser’s delivery of an Extension Election Notice shall not operate to waive or nullify Purchaser’s right to subsequently accelerate the Closing by delivery of an Acceleration Election Notice pursuant to Section 2.5.1(a) above.  The provisions of this Section 2.5.1(b) shall survive the termination of this Agreement and/or Closing.

2.5.2     Notwithstanding the foregoing, if any of the conditions to Closing set forth in Section 6.1 are not fully satisfied by the then-scheduled date of Closing, Purchaser shall have the option, exercisable by notice delivered to Seller at any time on or prior to the then-scheduled date of Closing, to extend the then-scheduled date of Closing without payment of any Extension Deposit until the date that is five (5) Business Days after the satisfaction of all of the conditions to Closing set forth in Section 6.1 (the “Outside Closing Date”); provided, further, Purchaser shall have the right to terminate this Agreement at any time after the Target Closing Date pursuant to this Section 2.5 (and be entitled to an immediate return of the Earnest Money

(including all interest thereon if Purchaser elects to receive a return of such Earnest Money pursuant to and in accordance with Section 5.2 hereof)) by delivering written notice to Seller at any time after the Target Closing Date but prior to the date on which all of the conditions to Closing set forth in Section 6.1 are fully satisfied.  If Purchaser delivers written notice of its intent to terminate this Agreement (“Purchaser Termination Notice”) as the result of Seller’s failure to satisfy all conditions to Closing set forth in Section 6.1 on or prior to the Target Closing Date pursuant to the express terms of this Agreement, the effective date of such termination as set forth in the Purchaser Termination Notice shall be ten (10) days from the date Seller receives the Purchaser Termination Notice; provided, however, if Seller does, in fact, satisfy all of the conditions to Closing set forth in Section 6.1 prior to or on such later date (as set forth in the Purchaser Termination Notice), Purchaser will have no right to terminate this Agreement pursuant to this Section 2.5.

2.6         Due Diligence.

2.6.1     The “Due Diligence Period” will commence on the Effective Date and will expire on the date that is thirty (30) days after the Effective Date.  To the extent within the possession or reasonable control of Seller, its Subsidiaries or Resort Manager, Seller shall make available to Purchaser for Purchaser’s review and due diligence documentation, agreements, reports and other items relating to the Property as Purchaser may reasonably request, including, without limitation, those items more fully set forth on Exhibit “F” attached hereto.  Purchaser and its representatives, lender(s), consultants and agents shall have the right, at reasonable times and on reasonable prior notice to Seller, to enter upon the Property to conduct such inspections, investigations, tests and studies as Purchaser shall deem necessary (including, without limitation, environmental site assessments, engineering tests and studies, physical examinations, feasibility studies and other due diligence investigations of the Property), provided that, Seller shall have the right to be present during such assessments and investigations and any such testing and/or investigations shall be performed in a manner that does not unreasonably interfere with or impair the operations at the Resort (including the use thereof by Seller’s tenants, guests and their respective invitees) and no intrusive drilling or testing shall be performed without Seller’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed).  Prior to conducting any on-site inspection of the Property, other than mere visual examination, Purchaser or its representatives, lender(s), consultants and/or agents, as applicable, shall obtain and during the period of such inspection or testing shall maintain, at such party’s expense, commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage, which insurance policies must have limits for bodily injury and death of not less than One Million Dollars ($1,000,000) for any one occurrence and not less than One Million Dollars ($1,000,000) for property damage liability for any one occurrence.  Purchaser shall indemnify, defend and hold harmless Seller and its respective affiliates, subsidiaries, officers, directors, members, shareholders, and agents from any Claims arising from or related to Purchaser’s or its tenants, guests, invitees, agents or contractors entry upon the Property for any inspections, investigations, tests and studies, for any personal injury or property damage suffered or incurred by or claimed due to such inspections, investigations, tests and studies or for any liens that attach to the Property arising out of the inspections whether prior to or after the Effective Date except (i) for the discovery of existing conditions at the Property so long as following such discovery Purchaser does not exacerbate such conditions through its actions; and (ii) to the extent caused by the gross negligence or willful misconduct of Seller or the Resort Manager, or any of their respective agents, employees or contractors.  After any such entry, Purchaser shall promptly restore the Property to its prior condition, if its condition was changed by such entry.  This Section 2.6.1 shall survive the Closing and any termination of this Agreement.

2.6.2    Purchaser acknowledges that certain information regarding the Resort and/or the Property that has been or will be made available by Seller and/or Resort Manager to Purchaser is proprietary and confidential in nature and has been provided to Purchaser solely to assist Purchaser in determining the desirability of purchasing the Property (the “Confidential Diligence Information”).  Subject only to the provisions of Section 9.16, Purchaser agrees not to disclose the contents of the Confidential Diligence Information or any of the provisions, terms or conditions contained therein to any party outside of Purchaser’s organization other than its attorneys, partners, agents, accountants, engineers, consultants, lenders franchisor, hotel manager, or investors (collectively, for purposes of this Section 2.6.2, the “Permitted Outside Parties”).  The Confidential Diligence Information shall not include information that is publicly available (or becomes publicly available except as a result of disclosure by Purchaser or any of the Permitted Outside Parties) or any information that is required by law or court order to be disclosed.    Purchaser agrees not to divulge the contents of the Confidential Diligence Information except in strict accordance with the confidentiality standards set forth in this Section 2.6.2 and Section 9.16.  In permitting Purchaser and the Permitted Outside Parties to review the Confidential Diligence Information to assist Purchaser in determining the desirability of purchasing the Property, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third-party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller, and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such waiver.

2.6.3    Purchaser acknowledges that some of the information regarding the Resort and/or the Property that Seller has made available to Purchaser for the purpose of assisting Purchaser in determining the desirability of purchasing the Property may have been prepared by third parties, including the Resort Manager, and may have been prepared prior to Seller’s ownership of the Property.  PURCHASER HEREBY ACKNOWLEDGES THAT SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING THE TRUTH, ACCURACY OR COMPLETENESS OF THE INFORMATION, DOCUMENTS OR THE SOURCES THEREOF EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT AND IN THE OTHER CONVEYANCE DOCUMENTS DELIVERED IN ACCORDANCE HEREWITH.  SELLER HAS NOT UNDERTAKEN ANY INDEPENDENT INVESTIGATION AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF THE INFORMATION OR DOCUMENTS, INCLUDING ANY REPORTS OR OTHER INVESTIGATIONS COMMISSIONED BY SELLER, RESORT MANAGER OR THEIR AFFILIATES, AND IS PROVIDING THE INFORMATION AND DOCUMENTS SOLELY AS AN ACCOMMODATION TO PURCHASER.

2.6.4    Purchaser may for any reason or no reason, in its sole and absolute discretion, elect to terminate this Agreement by notice to Seller given on or before the expiration of the Due Diligence Period whereupon (i) this Agreement shall automatically terminate; (ii) the Escrow Agent shall immediately release and return the Earnest Money to Purchaser; (iii) Purchaser shall pay for the expenses of escrow; and (iv) neither Party shall have any further obligation to the other party hereunder, except each party shall continue to be obligated for the Surviving Obligations.  Following any termination of this Agreement, Purchaser shall (a) return to Seller all documents, surveys or other written information of whatever kind or nature in the possession of Purchaser which have been provided by Seller or Resort Manager in connection with the transaction contemplated herein, except to the extent that Purchaser is required by applicable law to retain such documents, surveys or other written information, and (b) provide Seller with copies of all third party studies, reports and tests commissioned by Purchaser and relating to the Property promptly upon Seller’s request.

2.7       Title.

2.7.1    Promptly after execution of this Agreement, (i) at Purchaser’s sole cost and expense, Purchaser shall cause First American Title Insurance Company (the “Title Company”) to deliver to Purchaser a preliminary title report with respect to the Real Property, together with complete and legible copies of all instruments and documents referred to therein (collectively, the “PTR Exceptions”), and (ii) Seller shall deliver to Purchaser Seller’s existing survey (the “Existing Survey”) with respect to the Resort and all improvements thereon and thereto.  Prior to expiration of the Due Diligence Period, Purchaser may, but shall not be obligated to, at its sole cost and expense, obtain an update to the Existing Survey, together with complete and legible copies of all instruments and documents referred to therein (collectively, to the extent different from the PTR Exceptions, the “Survey Exceptions,” and together with the PTR Exceptions, the “Title Exceptions”). Prior to the date which is seven (7) Business Days prior to the expiration of the Due Diligence Period, Purchaser may request that Seller cure or remove any Title Exceptions that are not acceptable to Purchaser and that do not constitute Permitted Exceptions.  Seller shall have no obligation to cure or remove such objections of Purchaser but will respond, if at all, to Purchaser’s objection notice no later than two (2) business days after receipt of Purchaser’s notice indicating which, if any, of Purchaser’s objections (not including monetary liens which Seller is obligated to remove), Seller will discharge or remove and the method of such discharge or removal. Failure by Seller to respond within such two (2) day period will constitute Seller’s election not to cure Purchaser’s objections.  After the expiration of the Due Diligence Period, Purchaser shall have no right to terminate this Agreement due to the existence of any Title Exceptions, other than Intervening Liens, including for any Title Exceptions that Purchaser timely objected to in accordance with the provisions hereof that Seller did not agree to cure, remove or address prior to the expiration of the Due Diligence Period.  If Purchaser does not terminate this Agreement prior to the expiration of the Due Diligence Period, all Title Exceptions to which Purchaser objected prior to the expiration of the Due Diligence Period which Seller did not agree to cure by the Closing shall be “Permitted Exceptions.”

2.7.2    From and after the Effective Date, Seller shall promptly bring to Purchaser’s attention any Title Exceptions that would have been shown on the preliminary title report referenced in Section 2.7.1 or on the Existing Survey had they existed at the time of preparation thereof which (i) are created by Seller, (ii) Seller receives written notice of, or (iii) otherwise become known to Seller and constitute Seller’s Knowledge (each, an “Intervening Lien”).  To the extent that there exist any Intervening Liens other than those which are Permitted Exceptions, Seller, at its expense, shall undertake all necessary actions to remove and/or cure, prior to Closing, any and all Intervening Liens to which Purchaser timely objects.  Any Intervening Lien which does not already constitute a Permitted Exception and to which Purchaser does not object to in a writing to Seller delivered within five (5) Business Days of Purchaser having been provided written notice or other written evidence of such Intervening Lien, and any Intervening Lien as to which Purchaser ultimately waives in writing its objection, shall be deemed a Permitted Exception.  In the event that any Intervening Liens that are not Permitted Exceptions exist at Closing, Purchaser shall have the right to terminate this Agreement, and in the event of such termination Escrow Agent shall immediately return the Earnest Money (including all interest thereon) to Purchaser, Purchaser shall pay for all of the expenses of escrow and neither Party shall have any further obligation to the other party hereunder, except each party shall continue to be obligated for the Surviving Obligations.

2.7.3    At the Closing, the Title Company shall be unconditionally and irrevocably prepared to issue a 2006 ALTA Owner’s (6/17/06) extended coverage policy of title insurance for the Land, in favor of Purchaser, dated as of the date of recordation of the Deed with respect to the Land, insuring that the Land is vested in Purchaser subject to the Permitted Exceptions, with a liability limit in an amount equal to the mutually agreed upon value of the Real Property (the “Title Policy”).  The Title Policy shall include those endorsements required by Purchaser and available in the State of Florida (which Purchaser shall notify the Title Company of prior to the expiration of the Due Diligence Period), the endorsements shall be in the form available in the State of Florida and otherwise acceptable to Purchaser in its sole and absolute discretion (the “Title Endorsements”).  The cost of the base premium for such Title Policy shall be paid by Seller and any extended coverage shall be paid by Purchaser.  In addition, the cost of all Title Endorsements (not resulting from a Seller cure for which Seller has agreed to pay) and the cost of any mortgagee policy of title insurance relating to the Real Property shall be paid by Purchaser.  For avoidance of doubt, Purchaser shall have no right to terminate this Agreement after the expiration of the Due Diligence Period solely as the result of the Title Company’s failure to remove any Title Exceptions or issue any Title Endorsements which were not identified prior to the expiration of the Due Diligence Period, excluding any Intervening Liens of which Purchaser is made aware prior to Closing but after the expiration of the Due Diligence Period and to which Purchaser timely objects.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1       Seller’s Representations and Warranties.  Seller hereby represents and warrants to Purchaser that all Recitals set forth above are true, correct and complete and, further, as follows:

3.1.1    Seller has the right and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement, to transfer and convey the Property to Purchaser and to perform its obligations hereunder.

3.1.2    Seller has paid all Taxes, including penalties and interest that were due on or before such date and during Seller’s ownership of the Resort including, without limitation, all sales and use taxes required to be paid or collected during Seller’s ownership and operation of the Resort (collectively, “Sales Taxes”) (which amounts have been collected and paid, in the ordinary course of business, to the appropriate Governmental Authority) through the Closing.  There are no (i) actions currently pending or, to Seller’s Knowledge, threatened against the Resort by any Governmental Authority for the assessment or collection of Taxes; (ii) audits or other examinations in progress nor has the Resort nor Seller been notified in writing of any request for examination; or (iii) claims for assessment or collection of Taxes that have been asserted in writing against Seller.  There are no outstanding agreements, waivers or consents extending the statutory period of limitations applicable to any Taxes of Seller.

3.1.3    Neither Seller nor any of its Subsidiaries has (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets; or (v) admitted in writing its inability to pay its debts as they became due.

3.1.4    Neither Seller nor any of its Subsidiaries is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury, pursuant to any authorizing statute, executive order or regulation; (ii) a “specially designated global terrorist” or other person listed on Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended; or (iii) a Person either (a) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (b) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

3.1.5    Except as set forth on Schedule 3.1.5, there is no lawsuit, litigation, arbitration, condemnation or other proceeding currently affecting the Property (including, without limitation, any such proceeding regarding personal injury, property damage or breach of contract, or with respect to any rental program participation agreements, or with respect to the fire damage to the building, improvements, equipment and other real and personal property formerly operated at the Resort as “Tio’s Restaurant”), and neither Seller nor any of its Subsidiaries has been served with, nor received any written notice threatening, any such lawsuit, litigation, arbitration, condemnation or other proceedings with regard to or which would materially adversely affect the Property.

3.1.6    Except as set forth on Schedule 3.1.6, neither Seller nor any Affiliate thereof has received written notice from any Governmental Authority declaring that, the Property and/or the Resort is in violation of any applicable federal, state and local Laws, ordinances and regulations (including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act of 1990, as amended).

3.1.7    Employee Benefit Matters.

(a)        Each employee who is providing services to the Resort is referred to as a “Resort Employee”.   Each Resort Employee, and each former employee who provided services to the Resort within the preceding twelve (12) months, is or has been employed by the Resort Manager, and not by Seller or any of its ERISA Affiliates, with respect to all such services.  To Seller’s Knowledge, except as set forth on Schedule 3.1.7(a), neither Resort Manager nor, with respect to the Resort Employees, its ERISA Affiliates sponsors, administers, maintains, contributes to or has any obligation to contribute to, or, has any liability with respect to any (i) employee pension benefit plans (as defined in Section 3(2) of ERISA, whether or not subject to ERISA) (the “Employee Pension Plans”); (ii) employee welfare benefit plans as defined in Section 3(1) of ERISA, whether or not subject to ERISA (“Employee Welfare Plans”); or (iii) plan, program, policy, practice, contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, nonqualified deferred compensation, bonus, pension, profit-sharing, savings retirement, health, medical, dental vision, hospitalization, life, disability, accident, vacation, tuition reimbursement, any supplemental retirement, sick leave, sabbatical, employee relocation, cafeteria benefit (Code Section 125), dependent care (Code Section 129), performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), except such definition shall not include any Employment Agreement (“Other Plans”).

(b)        Neither Seller nor, to Seller’s Knowledge, Resort Manager sponsors, administers, maintains, contributes to or has any obligation to contribute to, or, has any liability with respect to any (i) Employee Pension Plans; (ii) Employee Welfare Plans; or (iii) Other Plans, with respect to the Resort Employees.

(c)        With respect to the Resort Employees, none of the Seller or its ERISA Affiliates or, to Seller’s Knowledge, Resort Manager or its respective ERISA Affiliates sponsors, administers, participates in, contributes to or otherwise has any liability with respect to any (i) employee pension benefit subject to Title IV of ERISA or Section 413 or 430 of the Code; (ii) multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”); (iii) “single employer plan” within the meaning of Section 4001(a)(15) of ERISA; or (iv) “multiple employer plan” (within the meaning of Section 413(c) of the Code), “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code) or “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA. All plans of the type described in this Section 3.1.7(c) and in Section 3.1.7(a) above shall be collectively referred to as “Employee Benefit Plans.”

(d)        Seller and Resort Manager would not be treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code now or at any time in the past.

(e)        To Seller’s Knowledge, Resort Manager and any Employee Benefit Plans maintained by Resort Manager with respect to the Resort Employees and each of such plan’s fiduciaries are in material compliance with all Laws applicable to such Employee Benefit Plans.

3.1.8    Employee and Labor Matters.

(a)        To Seller’s Knowledge, Schedule 3.1.8(a)(i) provides a true, complete and correct list of all the Resort Employees of Resort Manager and Schedule 3.1.8(a)(ii) provides a true, complete and correct list of all Employment Agreements.  Seller is not a party to and does not have any obligation with respect to any Employment Agreements.

(b)        To Seller’s Knowledge, with respect to the Resort Employees, Resort Manager has been and is in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations relating to the terms and conditions of employment and employment of labor and labor practices, including, without limitation, wages and hours, labor relations, employment discrimination, immigration laws and regulations, disability rights or benefits, equal opportunity, plant closure or mass layoff issues, affirmative action, employee benefits, leaves of absence, occupational health and safety, workers compensation and unemployment insurance. Except as set forth in Schedule 3.1.8(b), to Seller’s Knowledge, with respect to the Resort Employees, there are no and within the past twelve months there have been no (i) claims against Resort Manager or Seller under any workers compensation plan or policy or for long term disability; (ii) administrative charges, court complaints or arbitrations pending or, to Seller’s Knowledge, threatened against Resort Manager or Seller before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency, or arbitrator concerning relating to any labor, safety or employment matters; or (iii) controversies or investigations pending or, to Seller’s Knowledge, threatened, between Resort Manager and any Resort Employees or former Resort Employees including any unfair labor practice charge or complaint against Resort Manager or Seller pending before the National Labor Relations Board or any other governmental agency. There are no and within the past twelve (12) months there have been no labor or employment strikes or work stoppages, or to Seller’s Knowledge, threatened by any Resort Employees.  Seller will cause Resort Manager to make available to

Purchaser for inspection copies of all of Resort Manager’s employee handbooks and employee rules and regulations.

(c)        Neither Seller nor Resort Manager is a party to any labor union, collective bargaining, recognition or other labor agreement with respect to the Resort Employees (collectively, the “Collective Bargaining Agreements”).  Neither Seller nor Resort Manager has been a party to any Collective Bargaining Agreement that has expired within the past twelve (12) months. No union or labor organization has been certified or recognized as the representative of any Resort Employees or to Seller’ Knowledge is seeking such certification or recognition or is attempting to organize any of such employees.

(d)        No individual who is or has been classified by Seller as an independent contractor with respect to the Resort is or was improperly classified.  Except as set forth on Schedule 3.1.8(d), neither Seller nor, to Seller’s Knowledge, Resort Manager has used the services of any “loan out” or other staffing company.

3.1.9    Schedule 3.1.9 contains true, correct and complete list of all Contracts (i) with an annual cost per contract or agreement in excess of Thirty Thousand Dollars ($30,000) per annum to which or by which Seller, the Resort or any other Property may be bound; (ii) with a term of greater than twelve (12) months; and (iii) which cannot be terminated by Seller upon not more than thirty (30) days written notice and without payment of any fee or penalty.  Exhibit “C”, as the same may be attached hereto by the Parties within three (3) Business Days after the Effective Date in accordance with Section 9.20, contains true, correct and complete list of all Contracts (a) relating to any portion of the Resort operated by a third party and (b) all agreements relating to sponsorships or other similar arrangements to which Seller is a party.  Seller has provided or will provide to Purchaser within three (3) Business Days after the Effective Date, true, correct and complete copies of all written Contracts (including all amendments and/or modifications thereto) and, to Seller’s Knowledge, all Contracts are in full force and effect and Seller has not entered into any agreements which waive, modify, compromise or amend any of the provisions thereof.  To Seller’s Knowledge, neither Seller nor any of its Subsidiaries have delivered or received a written notice of breach or default under any Contract which has not been cured.

3.1.10  Schedule 3.1.10 contains a true, correct and complete list of all leases, subleases, concessions or occupancy agreements in effect for use or occupancy of the Property or the Marina, including, without limitation, the Dolphin Connection License Agreement (collectively, the “Space Leases”).  Seller has provided or will provide Purchaser, no later than three (3) Business Days from the Effective Date, with true, correct and complete copies of all Space Leases (including all amendments and/or modifications thereto) and all Space Leases are in full force and effect.  Neither Seller nor its Subsidiaries has delivered or received a written notice of breach or default under any Space Lease which has not been cured.  All deposits required to have been delivered to the under all Space Leases have been delivered and are currently being held by Seller or its designees, as applicable.

3.1.11  To Seller’s Knowledge, all Permits that Seller or Resort Manager maintains for the ownership, management, occupancy, leasing and operation of the Resort in the manner currently operated are in full force and effect, except for those which if not maintained in full force and effect would not reasonably be expected to have a material adverse effect on the operation of the Resort.  Neither Seller nor any Subsidiary thereof has received written notice of any material violations of any Permit.

3.1.12  To Seller’s Knowledge, the existing insurance policies on the Property are in full force and effect and no written notice of cancellation has been received by Seller with respect to any such policy.

3.1.13  Schedule 3.1.13 contains a true, complete and correct list of all the material Personal Property.  Seller owns all tangible Personal Property used in connection with the ownership, operation and maintenance of the Resort free and clear of any liens, other than the Permitted Exceptions, and any liens that will be eliminated prior to or at the Closing.

3.1.14  To Seller’s Knowledge, neither Seller nor any Subsidiary thereof has received written notice from any Governmental Authority declaring that the Resort is in violation (in any material respect) of applicable building codes or zoning laws, or any other applicable Laws (including, without limitation, those regarding land use, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act of 1990, as amended).  The foregoing representation shall not be applicable to any reports or studies or to any defects discovered or otherwise actually known to Purchaser prior to the Closing.

3.1.15  Except as set forth on Schedule 3.1.15, any and all construction contracts for the performance of any work on, improvement at or for the benefit of, the Resort entered into by Seller or any of its Affiliates prior to the Effective Date have been terminated or completed and fully paid, and there is no amount remaining to be paid under any such construction contracts.

3.1.16  To Seller’s Knowledge, except as set forth in the Environmental Reports or on Schedule 3.1.16, neither Seller nor any Affiliates thereof, have disposed of or released Hazardous Materials at the Resort, except in accordance with Environmental Laws.  Neither Seller nor any Affiliates thereof have received any written notice of any pending or threatened Action or proceeding arising out the presence of Hazardous Materials located on the land beneath the Resort, or any alleged violation of Environmental Law.

3.1.17  Exhibit “D” contains true, correct and complete list of all Equipment Leases.  Seller has provided Purchaser, or will provide Purchaser no later than three (3) Business Days from the Effective Date, with true, correct and complete copies of all Equipment Leases (including all amendments and/or modifications thereto) and all Equipment Leases are in full force and effect and Seller has not entered into any agreements which waive, modify, compromise or amend any of the provisions thereof.  Neither Seller nor any of its Subsidiaries have delivered or received a written notice of breach or default under any Equipment Leases which has not been cured.

3.1.18  Seller licenses or has the right to use all of the Intellectual Property necessary or required to conduct its business as currently conducted, including, without limitation all Intellectual Property set forth on  Schedule 3.1.18, and no such Intellectual Property has been or is now involved in any cancellation, dispute or litigation and, to Seller’s Knowledge, no such action is threatened.  Neither Seller nor any Affiliate thereof has received written notice of any violation of any legal requirements related to the Intellectual Property.

3.1.19  Seller has provided Purchaser with a true, correct and complete copy of the Submerged Lands Lease (including all amendments and/or modifications thereto).  The Submerged Lands Lease is in full force and effect and Seller has not entered into any agreements which waive, modify, compromise or amend any of the provisions thereof.  To Seller’s Knowledge, neither Seller nor any of its Subsidiaries have delivered or received a written notice of breach or default under the Submerged Lands Lease which has not been cured.

3.1.20  The liquor licenses issued by the Alcoholic Beverages and Tobacco Division of the Florida Department of Business and Professional Regulation (the “Florida ABT”) are held by Resort Manager with respect to the Resort, and to Seller’s Knowledge, each respective liquor license is in full force and effect.  To Seller’s Knowledge, there is no investigation pending or threatened by the Florida ABT.

3.1.21  Rental Program.

(a)        Set forth on Schedule 3.1.21(a) is a true, complete and accurate list of all rental management agreements, rental program agreements and operation agreements (collectively, the “Rental Management Agreements”) applicable to the rental and/or management of the Residential Units and the expiration date of each such Rental Management Agreement.  Seller has delivered or will deliver to Purchaser within three (3) Business Days of the Effective Date, true, complete and accurate copies of all such Rental Management Agreements.  Seller shall update such schedule at Closing.

(b)        Except as set forth in Schedule 3.1.21(b), Seller does not possess or have rights to any deposits, pre-payments, undistributed cash or other funds owed to or payable in connection with any rental agreement or rental program managed or operated by Seller or an Affiliate of Seller.

(c)        To Seller’s Knowledge, Seller has received no written notice of any pending claims, suits or other actions, court proceedings, mediations, arbitrations made with Resort Manager, Seller, any governmental agency or any other agency with respect to the rental or management of a Residential Unit.

3.1.22  Association.

(a)        Seller has complied, and will continue to comply, in a timely manner and in all material respects with all governing documents, rules and regulations and orders of the Association (including payment of Association assessments).

(b)        To Seller’s Knowledge, Seller has paid all outstanding and due and payable assessments and other charges of any kind or nature billed to Seller by the Association through the Effective Date, and all such assessments and other charges accruing from the time period from the Effective Date to the Closing Date will be paid in full or will be prorated at Closing.

(c)        To Seller’s Knowledge, Seller has not received any written notice of any material violation with respect to the Governing Documents.

(d)        Except as set forth in Schedule 3.1.22(d), Seller is not a party to any agreements with the Association or any Residential Unit Owner.

(e)        Two of the three directors of the governing body of the Association were appointed by Seller and Seller has the right to continue to appoint two of three directors of the governing body of the Association.

For purposes of this Section 3.1, “to Seller’s Knowledge” shall mean the actual knowledge (without independent investigation or inquiry) of Michael J. O’Hanlon, Jeffrey D. Burns, Mark Mance, Simon Hallgarten and/or David Zeuske and shall not be construed to refer to the knowledge of any other employee, officer, director, shareholder or agent of Seller or any Affiliate of Seller, and shall not include imputed or constructive knowledge.

3.2       Purchaser’s Representations and Warranties.  Purchaser hereby represents and warrants to Seller, as of the date hereof, as follows:

3.2.1    Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2.2    Purchaser has the right and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement to perform its obligations hereunder.

3.2.3    The performance by Purchaser of its respective obligations under this Agreement will not conflict with or result in the breach of any of the terms of any agreement or instrument to which Purchaser is a party or is otherwise bound, and no consent from third parties are required for the performance of any obligations hereunder.

3.2.4    Neither Purchaser nor any of its Affiliates is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury, pursuant to any authorizing statute, executive order or regulation; (ii) a “specially designated global terrorist” or other person listed on Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended; or (iii) a Person either (a) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (b) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

3.2.5    Purchaser has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets; or (v) admitted in writing its inability to pay its debts as they became due.

3.3       Update of Representations and Warranties.  Each of the Parties’ respective representations and warranties set forth in Sections 3.1 and 3.2 shall be deemed to have been remade at and as of the Closing.

3.4       Survival.  The representations and warranties made in this Agreement shall not merge into any instrument delivered at the Closing but shall survive Closing for a period of six (6) months (the “Survival Period”).

3.5       Covenants of Seller.  Seller covenants and agrees that, until the earlier of the termination of this Agreement or the Closing, Seller shall:

(a)        at all times from and after the Effective Date until the Closing, conduct its business, maintain and operate the Resort in a manner consistent with the past practices of the Resort, and in the ordinary course of business;

(b)        use its commercially reasonable efforts to maintain the levels of inventories of FF&E, Supplies and Consumables at the Resort at the values or quantity as of the Effective Date, subject in each case, to the sale and replacement of the Consumables and Supplies in the normal and ordinary course of operations at the Resort;

(c)        timely make all repairs, maintenance, and replacements to keep the Resort (including, but not limited to, all FF&E and all other Personal Property) in good operating condition consistent with past practices, and not commit any waste of any portion of the Property;

(d)        continue to take guest reservations and to book functions and meetings and otherwise to promote the business of the Resort in generally the same manner as it did during the twelve (12) months prior to the Effective Date;

(e)        pay all Sales Taxes due on or which have accrued through the Closing in respect of the operations and use of the Resort;

(f)        not amend or cause or, to the extent within Seller’s control, permit the amendment of the Governing Documents;

(g)        not cause or, to the extent within Seller’s control, permit its designees on the board of directors of the Association to increase any regular assessments from the amount in effect as of the Effective Date, or to levy any special assessments, and Seller shall not cast any vote as a member of the Association to cause or permit any of the foregoing;

(h)      provide Purchaser with information regarding the preparation, approval and implementation of the 2014 budgets for the Association upon request by Purchaser;

(i)         cause its designees on the board of directors of the Association to operate the Association in compliance in all material respects with all requirements of the Governing Documents at all times after the Effective Date and prior to the Closing Date;

(j)         on the Closing Date, cause the removal of all designees of Seller (or any Affiliate of Seller) as directors and/or officers of the Association to the extent permitted by law or the Governing Documents;

(k)        not sell, refinance or otherwise transfer or otherwise dispose of any Property or any other interest in the Resort other than contemplated by this Agreement; provided, however, that Seller may commence discussions with its mortgage lender(s) relating to refinancing of the Property prior to Closing or the earlier termination of this Agreement;

(l)         not retain any architect, designer, contractor or other consultant or approve, amend and/or modify, or submit to any Governmental Authority any plans and specifications for or related to the design, development and/or construction of the “Tio’s Restaurant” property without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed;

(m)       not take the following actions after the expiration of the Due Diligence Period unless Seller has obtained the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)            terminate any Space Lease or execute, modify or terminate, or waive any material rights or remedies with respect to any single contract or other commitment of any kind (expressly excluding group bookings or other reservation contracts or commitments in the ordinary course of business) in excess of Thirty Thousand Dollars ($30,000) or which is not terminable (without fee or penalty) upon thirty (30) days’ prior notice;

(ii)           cause or permit the removal of any Personal Property from the Resort except for Consumables or Supplies in the ordinary course of operations at the Resort or for the purpose of discarding worn and valueless items that have been replaced with personal property of equal or greater quality;

(iii)          grant options or rights to acquire any interest in the Property; or

(iv)          grant any easement, covenant, lien or other encumbrance affecting title to the Property that is not a Permitted Encumbrance.

(n)        Seller agrees to promptly deliver to Purchaser all of the audit request materials listed on Exhibit “H”; provided, however, that (i) Seller shall deliver all such materials within its possession (or which are otherwise reasonably accessible to Seller as of the Effective Date) not later than the date that is fifteen (15) days prior to the Target Closing Date and (ii) if any audit request materials are not applicable or if Seller cannot provide any audit request materials because such materials are not reasonably accessible to Seller as of the Effective Date, Seller shall notify Purchaser in writing of such matter within 5 days after the Effective Date, specifying which audit request materials Seller is not able to provide.  Seller acknowledges and agrees to use its good faith efforts to also provide such additional information which is deemed relevant and reasonably necessary (as reasonably determined by Purchaser) to enable Purchaser and its accountants to prepare financial statements in compliance with (i) Rule 3-05 of Regulation S-X of the Securities and Exchange Commission which audit will commence immediately upon Closing and which is required to be completed and filed with the Securities and Exchange Commission within seventy-five (75) days after Closing; (ii) any other rule issued by the Securities and Exchange Commission and applicable to Purchaser; and (iii) any registration statement, report or disclosure statement filed with the Securities and Exchange Commission by, or on behalf of, Purchaser.  Notwithstanding the foregoing, Seller shall engage (at Purchaser’s sole cost and expense) McGladrey LLP to commence any and all such required audits.  Seller acknowledges and agrees that the foregoing is a representative description of the information and documentation that Purchaser and its accountants may require in order to comply with (i), (ii) and (iii) above.  In connection with the foregoing post-Closing audit(s), and in furtherance of Seller’s obligations to assist Purchaser pursuant to this Section, Seller covenants and agrees to execute and deliver to McGladrey LLP the audit representation letter, the form of which are attached hereto as Exhibit “I” (each, an “Audit Representation Letter”), provided that the form of such Audit Representation Letters may be modified as required to account for any issues identified during the audit.  Seller’s obligations under this Section 3.5(n) shall survive the Closing for a period of twelve (12) months.

3.6       Covenants of Seller and Purchaser.

3.6.1    Third-Party Consents.  Seller shall cooperate with Purchaser in obtaining all required consents from third parties for the acquisition of the Property by Purchaser, including, without limitation, the approval of the transfer of the Submerged Land Lease after Closing, which allows for use of the Marina.

3.6.2    Permits.  Seller shall cooperate and shall cause Resort Manager to cooperate, at no cost or expense to Seller or Resort Manager, with Purchaser in Purchaser’s efforts to cause the Permits to be transferred to Purchaser to the extent permitted by applicable Law, including without limitation, any Permit required for the service of alcoholic beverages at the Resort (a “Liquor Permit”).  If the Liquor Permit cannot be transferred to Purchaser or Purchaser’s Resort manager by Seller or Resort Manager, or otherwise obtained by Purchaser prior to the scheduled Closing, then, to the extent permitted by applicable Law, Seller or Resort Manager, as the case may be, shall cooperate with Purchaser by entering an interim alcoholic beverage management agreement, in form and substance reasonably satisfactory to Purchaser (the “Interim Beverage Agreement”), with respect to the sale of alcoholic beverages at the Resort, at no additional cost to Seller (or Resort Manager).  Seller shall cooperate with Purchaser if Purchaser elects to apply for an interim/temporary liquor license so that alcoholic beverages may continue to be served at the Resort pending issuance of the permanent Liquor Permit, at no additional cost to Seller.

3.6.3    Submerged Land Lease.  Seller shall cooperate, at no cost or expense to Seller, with Purchaser in Purchaser’s efforts to cause Submerged Lands Lessor either to (i) consent to the assignment of the Submerged Lands Lease to Purchaser pursuant to an assignment and assumption agreement or (ii) enter into a new lease agreement with Purchaser with respect to the Submerged Lands on substantially the same terms as the existing Submerged Lands Lease, in either case, in a form and upon terms acceptable to Purchaser in its reasonable discretion.  If (a) Submerged Lands Lessor does not consent to such assignment of Submerged Lands Lease and (b) Submerged Lands Lessor has not entered into a new lease agreement with Purchaser with respect to the Submerged Lands in each case at or prior to the scheduled Closing, then, to the extent permitted by applicable Law and the terms of the Submerged Lands Lease, Seller shall cooperate with Purchaser by entering an interim operating agreement, management agreement, license or other agreement, in form and substance reasonably satisfactory to Seller and Purchaser and at no additional cost to Seller (the “Interim Marina Agreement”), pursuant to which Purchaser shall operate the Marina, pay all operating and other costs relating to such operation, and collect and retain all revenues arising from such operation, until such time as Submerged Lands Lessor has consented to such assignment of the Submerged Lands Lease or has entered into a new lease agreement with Purchaser with respect to the Submerged Lands, subject to Purchaser’s obligation to indemnify Seller for any losses in connection therewith.  Without limiting the generality of the foregoing, Seller covenants and agrees to remedy any default by Seller under the terms of the Submerged Lands Lease, at Seller’s sole cost expense, in each case as is necessary or required by the Submerged Lands Lessor as a condition to the assignment to Purchaser of the Submerged Lands Lease and/or execution by the Submerged Land Lessor of a new Submerged Lands Lease.

3.6.4    Association Estoppel.  Seller shall cooperate with Purchaser in requesting that the Association execute an estoppel certificate in favor of Purchaser in a form reasonably acceptable to Purchaser and Seller (the “Association Estoppel Certificate”); provided, however, Purchaser shall have the right in its sole discretion to request any representation and warranty from the Association in the Association Estoppel Certificate that Purchaser deems necessary or advisable, but the condition to Purchaser’s obligations described in Section 6.1.10 will nonetheless be satisfied so long as Purchaser receives the executed Association Estoppel Certificate in the form reasonably approved by Purchaser and Seller.

3.6.5    Guest Baggage and Lost and Found.  All baggage, laundry, valet parcels and other property of guests checked or left in the care of the Resort and located at the Resort on the Closing Date shall be inventoried, sealed and tagged jointly by Seller and Purchaser immediately after the Closing.  Purchaser hereby indemnifies Seller against all claims, losses or liabilities with respect to such baggage arising out of the acts or omissions of Purchaser after the Closing.  Seller hereby indemnifies Purchaser against all claims, losses or liabilities with respect to such baggage arising out of the acts or omissions of Seller prior to the Closing.  The terms and provisions of this Section 3.6.5 shall survive the Closing.

3.6.6    Safe Deposits.  At the Closing, Seller shall deliver to Purchaser all keys to all safe deposit boxes at the Resort, a complete list of the name and room number of each depositor, and all agreements and receipts relating thereto, and a representative of Seller and Purchaser shall seal all safe deposit boxes.  Following the Closing, if any depositor advises Purchaser that any contents of its safe deposit box are missing and the seal of the safe deposit box was not broken prior to the depositor’s request to receive the contents of the safe deposit box, Seller shall indemnify and hold Purchaser harmless from and against any liability or responsibility for the items claimed to be missing from the safe deposit box.  Following the Closing, if any depositor advises Purchaser that any contents of its safe deposit box are missing and the seal of the safe deposit box was broken prior to the depositor’s request to review the contents of the safe deposit box, Purchaser shall indemnify and hold Seller harmless from and against any liability or responsibility for the items claimed to be missing from the safe deposit box.  The terms and provisions of this Section 3.6.6 shall survive the Closing.

3.6.7    Employees and Warn Act.  The Parties agree to make a joint announcement to all Persons working at the Resort concerning the sale of the Resort, which announcement shall take place at the Resort at a time mutually agreeable to the Parties, but not more than five (5) days prior to the Closing Date, or such earlier time as mutually agreed upon by the Parties.  In the event that Purchaser does not enter into a new management agreement with Resort Manager with respect to the Property, Purchaser shall cause its manager to offer continued employment to all employees of Resort Manager that are working at the Resort in a manner such that the actions of the parties pursuant to this Agreement will not trigger the application of the Worker Adjustment and Retraining Notification Act (29 U.S.C. §2101 et seq.) (the “WARN Act”).  Purchaser shall indemnify, defend and hold the Seller and Resort Manager harmless from and against any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and costs) arising in connection with any WARN Act claim brought by any employee of Resort Manager that works at the Resort.

3.7       “AS IS, WHERE IS” SALE.

3.7.1    THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER. THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER.  OTHER THAN THE MATTERS REPRESENTED IN SECTION 3.1 HEREOF, BY WHICH ALL OF THE FOLLOWING PROVISIONS OF THIS SECTION 3.7 ARE LIMITED, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S SUBSIDIARIES, AFFILIATES, AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE.

3.7.2    EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY CLOSING DOCUMENTS CONTEMPLATED HEREBY, SELLER SPECIFICALLY DISCLAIMS, AND NEITHER SELLER NOR ANY OF SELLER’S AFFILIATES NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER, AND NO WARRANTIES OR REPRESENTATIONS OF

ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (v) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE PROPERTY OR RESORT, (vi) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY OR RESORT AND (vii) THE COMPLIANCE OR LACK THEREOF OF THE PROPERTY OR RESORT WITH GOVERNMENTAL REGULATIONS, INCLUDING WITHOUT LIMITATION ENVIRONMENTAL LAWS, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS, WHERE IS, WITH ALL FAULTS”.  PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE, AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER’S CONSULTANTS IN PURCHASING THE PROPERTY.  PURCHASER HAS BEEN GIVEN A SUFFICIENT OPPORTUNITY TO CONDUCT AND HAS CONDUCTED OR WILL CONDUCT SUCH INSPECTIONS, INVESTIGATIONS AND OTHER INDEPENDENT EXAMINATIONS OF THE PROPERTY AND RELATED MATTERS AS PURCHASER DEEMS NECESSARY, INCLUDING BUT NOT LIMITED TO THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND WILL RELY UPON SAME AND NOT UPON ANY STATEMENTS OF SELLER (EXCLUDING THE LIMITED MATTERS REPRESENTED BY SELLER IN SECTION 3.1 HEREOF OR IN ANY CLOSING DOCUMENTS CONTEMPLATED HEREBY) NOR OF ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR ATTORNEY OF SELLER.  PURCHASER ACKNOWLEDGES THAT ALL INFORMATION OBTAINED BY PURCHASER WAS OBTAINED FROM A VARIETY OF SOURCES, AND SELLER WILL NOT BE DEEMED TO HAVE REPRESENTED OR WARRANTED THE COMPLETENESS, TRUTH OR ACCURACY OF ANY OF THE DOCUMENTS OR OTHER SUCH INFORMATION HERETOFORE OR HEREAFTER FURNISHED TO PURCHASER EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 3.1 HEREOF.  UPON THE CLOSING, PURCHASER WILL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS. PURCHASER ACKNOWLEDGES AND AGREES THAT, UPON THE CLOSING, SELLER WILL SELL AND CONVEY TO PURCHASER, AND PURCHASER WILL ACCEPT THE PROPERTY, “AS IS, WHERE IS, WITH ALL FAULTS”.  PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN.  PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE “AS IS, WHERE IS”

NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY.  PURCHASER, WITH PURCHASER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT AND UNDERSTANDS THE SIGNIFICANCE OF EACH AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.

3.7.3    PURCHASER COVENANTS AND AGREES ON BEHALF OF ITSELF AND PURCHASER’S AFFILIATES NOT TO SUE SELLER AND THE SELLER PARTIES AND RELEASE SELLER AND THE SELLER PARTIES OF AND FROM AND WAIVES ANY CLAIM OR CAUSE OF ACTION, INCLUDING WITHOUT LIMITATION ANY STRICT LIABILITY CLAIM OR CAUSE OF ACTION, THAT PURCHASER OR PURCHASER’S AFFILIATES MAY HAVE AGAINST SELLER OR THE SELLER PARTIES UNDER ANY ENVIRONMENTAL LAW, WHETHER NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, RELATING TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL CONDITIONS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, OR BY VIRTUE OF ANY COMMON LAW RIGHT, NOW EXISTING OR HEREAFTER CREATED, RELATED TO ENVIRONMENTAL CONDITIONS OR ENVIRONMENTAL MATTERS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING, IN THE EVENT THAT PURCHASER IS SUED BY A THIRD PARTY IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION WAIVED BY PURCHASER PURSUANT TO THE FOREGOING PROVISIONS OF THIS SECTION 3.7.3, PURCHASER SHALL HAVE THE RIGHT TO IMPLEAD SELLER AND/OR THE APPLICABLE SELLER PARTIES. THE TERMS AND CONDITIONS OF THIS SECTION 3.7 WILL EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT OR THE CLOSING, AS THE CASE MAY BE, AND WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND ARE HEREBY DEEMED INCORPORATED INTO THE DEED AS FULLY AS IF SET FORTH AT LENGTH THEREIN.

ARTICLE 4

TRANSFER TAX, PRORATIONS AND OTHER CLOSING COSTS

4.1       Transfer Taxes; Reserves.  If any Governmental Authority determines that documentary transfer taxes or similar fees or taxes (“Transfer Taxes”) are due in connection with the transactions contemplated hereby (when considered individually or when considered with any prior transfers of any direct or indirect ownership or other individual interests in the Resort), Seller shall be responsible for payment of such Transfer Taxes at Closing and shall file all necessary Tax Returns with respect to all Transfer Taxes.  Purchaser shall cooperate with Seller in filing such Tax Returns to the extent required by applicable law.  Purchaser shall be responsible for payment of the cost of any mortgage documentary taxes or intangibles taxes on any financing obtained by Purchaser.

4.2       Prorations; Credits and Adjustments.

4.2.1     All assets and liabilities of the Resort, determined in accordance with the Uniform System (provided that all non-Resort assets and liabilities, if any, shall be determined in accordance with generally accepted accounting principles), shall be prorated (whether or not Seller or the Resort shall have been invoiced therefor prior to the Cut-Off Time) as of 12:00 a.m. Eastern Daylight Time on the date of Closing (the “Cut-Off Time”).  In connection with the foregoing:

(a)          Not later than ten (10) Business Days prior to the then-scheduled date of Closing, Seller shall prepare a proforma of the accounting for the transaction that reflects how items subject to proration and/or adjustment will be accounted for under this Section 4.2 or under any other provisions of this Agreement (the “Preliminary Closing Statement”), a copy of which shall be delivered to Purchaser for Purchaser’s review, with such supporting documentation as the Parties hereto may reasonably require being attached thereto; and

(b)          On the day prior to Closing, Purchaser and Seller will conduct inventories, examinations and audits of the Property as may be necessary to verify and/or make revisions to the Preliminary Closing Statement based on such audits, examinations and inventories, and on the night preceding the Closing immediately after the Cut-Off Time, Purchaser and Seller will make all final adjustments necessitated by such night’s operations and prepare a final statement of prorations and adjustments required under this Section 4.2 with such supporting documentation as the Parties hereto may reasonably require being attached thereto (the “Closing Statement”).

(c)          All prorations reflected on the Preliminary Closing Statement and on the Closing Statement shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation.

(d)          No prorations shall be made in relation to insurance premiums.

4.2.2     The following shall be prorated as of the Cut-Off Time:

(a)          expenses and other amounts payable under any Contracts, Equipment Leases, the Rental Management Agreements, and the Space Leases; provided that (i) Purchaser shall receive a credit in an amount equal to all tenant security deposits under the Space Leases, if any, and (ii) rents and other amounts payable under the Space Leases which are delinquent as of the Cut-Off Time shall not be prorated as of the Cut-Off Time and shall be allocated as follows:

(i)        To the extent that Purchaser receives rents or other payments payable under the Space Leases on or after the Closing Date, such payments shall be applied first towards the payment in full of all rents and other amounts due to Purchaser with respect to periods following the Cut-Off Time, with the balance applied to delinquent rents or other amounts due to Seller for the period prior to the Cut-Off Time, with Seller’s share thereof (less amounts for reasonable out-of-pocket costs of collection) being promptly delivered to Seller by Purchaser.  Purchaser agrees to attempt to collect any such delinquent rents after the Closing as part of its collection process in the ordinary course, but shall have no obligation to institute suit against any delinquent tenant.  The provisions of this Section 4.2.2(a)(i) shall survive the Closing.

(ii)       With respect to any Space Leases which provide for the payment of percentage rent by the tenant thereunder, the parties shall use good faith efforts to prorate such percentage rent as of the Closing and, within forty-five (45) days after Purchaser completes the annual reconciliation of such percentage rent payments with each such tenant, the parties agree to re-prorate percentage rent based on the actual percentage rent paid by such tenant, and the party in whose favor such original proration was made shall refund such difference to the other party promptly thereafter.  The provisions of this Section 4.2.2(a)(ii) shall survive the Closing.

(b)          costs and expenses related to construction, capital improvement and other similar work performed at the Resort prior to the Cut-Off Time;

(c)          subject to Section 4.3 below, utility charges (including, without limitation, charges for phone service, cable television, gas, water, sewer and electricity);

(d)          installments of municipal and other governmental improvement liens and special assessments;

(e)          periodic Permit fees;

(f)           revenues and expenses from any Hotel guest rooms, Villas (to the extent of Seller’s interest therein) and other Resort facilities (other than those set forth in clause (g) below) occupied on the evening immediately preceding the Cut-Off Time, including any Sales Taxes, room taxes and other taxes charged to guests in such rooms, or Villas, all use fees, maintenance fees, owner fees, service fees, housekeeping fees and any similar fees assessed or charged in connection with the Rental Program, all parking charges, sales from mini-bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry, and other service charges allocable to such rooms or Villas and all other revenues otherwise arising from Villa Owners with respect to the evening immediately preceding the Cut-Off Time, shall be divided 50:50 between Seller and Purchaser (where a complete meeting package (“CMP”) guest is staying on a CMP rate, the food and beverage revenues shall be allocated based on whether the applicable meal or service occurred before or after the Cut-Off Time); provided, however, that to the extent that either Seller or Resort Manager, as applicable, records in the ordinary course the times at which food and beverage sales, telephone, facsimile or data communication, in-room movie, laundry, and other services are ordered by guests, then the same shall be prorated when orders for the same were received.  All revenues from restaurants and other service operations conducted at the Resort shall be prorated based on whether the same accrued before or after the Cut-Off Time as described in the preceding sentence.  The revenues referred to in this clause (f) are referred to collectively as “guest revenues”.  Guest revenues shall be calculated after first deducting applicable discounts, credit card charges and travel agent commissions, and after writing down to zero all guest ledger charges (i) that are disputed by the guest, (ii) that are for personnel of Seller, the Resort Manager or their Affiliates, (iii) that are complimentary or (iv) that are in-house charges.

(g)          revenues and expenses from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms at the Resort, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be prorated based on when the function took place.  The revenues referred to in this clause (g) are referred to collectively as “conference revenues”;

(h)          prepaid rents and prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits;

(i)           accrued but unpaid vested and unvested salary, wages and bonuses, accrued but unpaid health and welfare benefits, accrued but unpaid vested and unvested vacation, sick and personal days, accrued but unpaid vested and unvested fringe benefits, accrued but unpaid employee severance payments, and other accrued but unpaid vested and unvested compensation and fringe benefits;

(j)           retail sales (including any tax on the sale of any Personal Property effected pursuant to this Agreement), occupancy and liquor taxes and like impositions accrued as of the Cut-Off Time;

(k)          revenue relating to the common areas of the Resort;

(l)           revenue (after the settlement of applicable commissions and/or costs) relating to vending machines at the Resort;

(m)         all till money, cash-on-hand, and all sums in house banks for the Resort, in which case all right, title and interest to the till money, cash-on-hand and house banks shall be assigned and conveyed by Seller to Purchaser and Seller shall receive a credit equal to the amount thereof, provided that, if Seller and Purchaser cannot mutually agree upon the amount of the till money, cash-on-hand and house banks, the provisions of this clause (m) shall be inapplicable and title to the till money, cash-on-hand and house banks shall remain with Seller;

(n)          all assessments by the Associations which are payable during the calendar month in which the Closing occurs shall be adjusted and prorated as of the Cut-Off Time on a cash basis, regardless of the month for which such amounts are assessed;

(o)          gift certificates, if any, set forth on Schedule 2.2.2, as the same may be attached hereto by the Parties within three (3) Business Days after the Effective Date in accordance with Section 9.20 and updated by Seller at Closing; provided that Purchaser shall receive a credit against the Purchase Price at the Closing in an amount equal to the value of any gift certificates which remain outstanding as of the Closing and further provided that Purchaser shall not receive a credit for any complimentary rooms (or room rates below average rack rates) granted to conventions and other meeting groups in the ordinary course of business by Seller, as set forth on Schedule 2.2.2, as the same may be attached hereto by the Parties within three (3) Business Days after the Effective Date in accordance with Section 9.20 and updated by Seller at Closing;

(p)          any pre-paid advertising; and

(q)          such other items as are usually and customarily prorated between buyers and sellers of hotel or resort properties in the area where the Resort is located.

4.3         Utilities.  All suppliers of utilities shall be instructed by Seller to read meters or otherwise determine the charges owing as of the Closing for services prior thereto on a date that is as close as possible to the actual Closing Date, which charges shall be allocated and, as mutually determined by the Parties, (i) be credited in an amount thereto to Purchaser at Closing; or (ii) allocated to and paid by Seller prior to or at Closing.  Seller will be entitled to all deposits presently in effect with utility providers, and Purchaser will be obligated to make its own arrangements for any deposits with utility providers.  The provisions of this Section 4.3 shall survive the Closing.

4.4         Taxes and Assessments.

4.4.1     The Parties hereby agree that all sales and/or compensating use taxes imposed upon or due in connection with the transactions contemplated hereunder by any Governmental Authority, if any, shall be paid by Seller.  Seller shall file all necessary tax returns with respect to all such taxes and Purchaser shall reasonably cooperate with Seller at no cost to Purchaser, in filing all necessary tax returns to the extent required by applicable law.  Purchaser shall use reasonable efforts to obtain from any applicable Governmental Authority an exemption for any applicable sales and/or compensating use taxes imposed upon or due in connection with the transactions contemplated hereunder, and shall consult and coordinate with Seller on such matters during the course of obtaining such exemption.

4.4.2     Except as otherwise provided in this Agreement, from and after the Closing Date, Seller shall indemnify and defend and hold Purchaser harmless from and against (i) any and all taxes due and payable by Purchaser for any tax period ending before the Closing (a “Pre-Closing Tax Period”); (ii) except as provided in Sections 4.4.3 and 4.4.4  below, any and all taxes due and payable by Seller for a taxable period beginning prior to the day of the Closing and ending after the day of the Closing (the “Straddle Period”) which are allocable to the Pre-Closing Tax Period, and (iii) all reasonable out-of-pocket third party costs and expenses, including reasonable legal fees and expenses, attributable to any item for which indemnification is provided in clauses (i) — (ii) above.  Except as otherwise provided in this Agreement, from and after the Closing  Date, Purchaser shall indemnify and defend and hold Seller harmless from and against (a) any and all taxes due and payable by Purchaser for any tax period ending on or after the Closing (a “Post-Closing Tax Period”); (b) except as provided in Sections 4.4.3 and 4.4.4  below, any and all taxes due and payable by Purchaser for the Straddle Period which are allocable to the Post-Closing Tax Period, and (c) all reasonable out-of-pocket third party costs and expenses, including reasonable legal fees and expenses, attributable to any item for which indemnification is provided in clauses (a) — (b) above. With respect to a Straddle Period, taxes of Seller, other than taxes in Sections 4.4.3 and 4.4.4 below, allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on and included the day of the Closing; provided that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the portion of the Straddle Period ending on the day of the Closing and the portion of the Straddle Period ending after the day of the Closing in proportion to the number of days in each such period.

4.4.3     All unpaid real estate and personal property taxes and other assessments (including, without limitation, special assessments and improvement assessments) levied against the Property for a Straddle Period shall be prorated at Closing. Seller shall be responsible for all real property taxes and personal property taxes and other assessments for the tax periods ending prior to the day of the Closing and for the portion of the Straddle Period through the day prior to the Closing and shall indemnify and defend and hold Purchaser harmless from and against such taxes, and Purchaser shall be responsible for all real property taxes and personal property taxes and other assessments for the tax periods beginning the day of the Closing and for the portion of the Straddle Period beginning on the day of the Closing and shall indemnify and defend and hold Seller harmless from and against any such taxes.  If the amount of any such taxes is not ascertainable at Closing, the proration for such taxes shall be estimated based on the most recent available bill; provided, however, that after the Closing, Seller and Purchaser shall re-prorate the taxes and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant taxable period.  In the event that the Property or any part thereof shall be or shall have been affected by an assessment or assessments which are payable in installments, Seller shall, at the Closing, be responsible for any installments due prior to the

Closing and Purchaser shall be responsible for any installments due on or after the Closing, provided that such assessments shall in any event be prorated between Purchaser and Seller as of the Cut-Off Time.

4.4.4     Purchaser and Seller each acknowledge that certain taxes and assessments accrue and are payable to the various local governments by any business entity operating a hotel and its related facilities. Included in those taxes and assessments may be business and occupation taxes, retail sales taxes, gross receipts taxes, and other special lodging or hotel taxes and assessments. For purposes of this Agreement, all of such taxes and assessments (expressly excluding (x) taxes and assessments covered in Section 4.4.3 of this Agreement, which shall be governed by the provisions of such Section, and (y) corporate franchise taxes, and federal, state and local income taxes) (hereinafter referred to as “Operational Taxes”) shall be allocated between Seller and Purchaser such that those attributable to the period ending on or prior to the day of the Closing shall be allocable to Seller and those attributable to the period beginning after the day of the Closing shall be allocable to Purchaser (with the attribution of such taxes and assessments hereunder to be done in a manner consistent with the attribution under this Agreement of the applicable revenues on which such taxes and assessments may be based). Purchaser shall receive a credit for any Operational Taxes attributable to the Straddle Period through the day prior to Closing which Seller has not paid.  Except for the Operational Taxes for which (and in the amount for which) Purchaser has received a credit under this Section 4.4.4,  Seller shall be solely responsible for payment of the Operational Taxes with respect to any tax period ending on or prior to the day of the Closing and the Straddle Period through the day prior to Closing and shall indemnify and defend and hold Purchaser harmless from and against such Operational Taxes, and Purchaser shall be solely responsible for payment of Operational Taxes with respect to any tax period beginning the day of the Closing and the Straddle Period beginning the day of the Closing (and those for which and in amount for which it receives a credit) and shall indemnify and defend and hold Seller harmless from and against such Operational Taxes.

4.4.5     The provisions of this Section 4.4 shall survive the Closing.

4.5         Post-Closing Prorations.

4.5.1     If accurate prorations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills), the Parties shall prorate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense.  Seller’s obligation to pay the Excluded Liabilities in full shall survive the Closing of the transaction contemplated by this Agreement, and Purchaser’s obligation to pay the liabilities related to the Property acquired at Closing in full shall survive the Closing of the transaction contemplated by this Agreement.  If any refund of any water rates and charges, sewer rents or similar items is issued after the Cut-Off Time for any period that includes the period prior to the Cut-Off Time, then such refund shall be applied as follows: first, to the cost incurred in obtaining such refund (and appropriately prorated based on the portion of said costs incurred prior to and after the Closing), and second, the balance of such refund, if any, shall be prorated as of the Cut-Off Time.  The provisions of this Section 4.5.1 shall survive the Closing.

4.5.2     Subject to Section 4.4.3 above, any other prorations hereunder which cannot be finally determined as of Closing shall be determined no later than sixty (60) days after Closing to the extent possible consistent with the procedures set forth in Sections 4.2, 4.3, 4.4 and 4.5.  In the event that such determination or re-proration results in an increase to the amount of Excluded Liabilities (the “Excess Liability Amount”), Seller will be responsible for making up any such underpayment by making a payment to Purchaser equal to such Excess Liability Amount within five (5) Business Days after such final determination.  In the event that such re-proration results in a decrease to the amount of Excluded Liabilities, Purchaser will be responsible for making up any such overpayment by reimbursing Seller in the amount equal to such overpayment within five (5) Business Days after such final determination.  The provisions of this Section 4.5.2 shall survive the Closing.

4.5.3     If Seller and Purchaser are unable to agree on the final prorations within sixty (60) days after Closing as provided in Section 4.5.2 above,  then the Parties shall endeavor to agree upon a national accounting firm to determine the appropriate treatment and amount of the remaining disputed items.  If the Parties are unable to agree upon and engage such a firm within thirty (30) days after the expiration of the sixty (60) day reconciliation period after Closing, then either party shall have the right to institute an action in law in the appropriate court of competent jurisdiction in accordance with Section 7.2 below.  The provisions of this Section 4.5.3 shall survive the Closing.

4.6         Accounts Payable; Accounts Receivable.  All obligations and liabilities (for services and materials ordered, or otherwise) and accounts payable for the Resort and the Real Property for merchandise, equipment, tour agents’ and travel agents’ commissions, advertisements, supplies and other materials and services shall be identified as of the Cut-Off Time.  Seller shall retain all the accounts receivable as of the Cut-Off Time, and Seller shall retain the right to pursue collection of all accounts receivable, provided that in connection with such efforts, Seller shall have no right to terminate any Contract that Purchaser has assumed.  Seller shall provide Purchaser with a schedule of such accounts receivable at Closing.  Purchaser agrees to collect such receivables on Seller’s behalf and in the ordinary course of business, and to promptly remit such receivables when collected to Seller. To the extent not paid by Seller at Closing, Seller hereby covenants that Seller shall retain the obligation for payment (and shall pay prior to the earlier of (i) delinquency or (ii) the date that is thirty (30) days after the Closing) of all trade accounts due and payable as of the Cut-Off Time that relate to matters arising or accruing prior to the Closing (including, without limitation, for any work performed or materials delivered prior to Closing in connection with any capital expenditures at the Property, as well as all other goods and services delivered to or performed at, or for the benefit of, the Property prior to Closing) in the ordinary course when due (subject to any disputes in connection therewith), and Purchaser shall be responsible for all such trade accounts payable, as well as any other trade payables that first arise or accrue from and after the Closing.  Seller shall provide Purchaser with a schedule of any such accounts payable which are not paid by Seller at Closing.  Revenue from room rentals (including food and beverage receivables charged to guest room accounts) shall belong to Seller to the extent attributable to any period prior to the Closing.  Each Party shall promptly remit any funds that such Party receives that belong to the other Party in accordance with the provisions of this Agreement.  Each of Purchaser and Seller shall be responsible for the payment of any sales, use, and/or hotel/motel occupancy taxes collected or otherwise due and payable in connection with the revenue allocated to such party under this Section 4.6.

4.7         Brokers; Commissions.  Seller represents and warrants to Purchaser that, except for Hodges Ward Elliott, Inc., Seller has not dealt with any real estate broker in connection with this transaction, nor has Seller been introduced to Purchaser by any other real estate broker.  Purchaser represents and warrants to Seller that Purchaser has not dealt with any other real estate broker in connection with this transaction, nor has Purchaser been introduced to the Resort or to Seller by any other real estate broker.  Each Party shall indemnify, defend and hold harmless the other from and against any Claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any Person, firm or corporation to a real estate brokerage commission or a finder’s fee or other similar compensation as a result of having dealt with such Party and/or its Affiliates in connection with this transaction.  Seller shall pay any and all real estate brokerage commissions, finder’s fees or other similar compensation payable to Hodges Ward Elliott, Inc. in connection with this Agreement and/or the transactions contemplated hereunder.  The provisions of this Section 4.7 shall survive the Closing and any termination of this Agreement.

4.8         Closing Costs.  Except as otherwise expressly provided in this Agreement, Seller and Purchaser shall each pay such costs and expenses incurred in connection with the transactions contemplated herein as is customary in the State in which the Property is located.

ARTICLE 5

REMEDIES

5.1         Purchaser’s Default.  In the event that (i) Purchaser does not terminate this Agreement prior to the expiration of the Due Diligence Period, and Purchaser, thereafter, in breach of this Agreement (e.g., without the material breach or default by Seller under this Agreement or the failure of a condition to close hereunder in favor of Purchaser), fails to close the transaction contemplated under this Agreement on the Target Closing Date (or the Accelerated Closing Date or Outside Closing Date, as applicable), (ii) Purchaser is in breach of any of its representations and warranties hereunder or (iii) Purchaser fails or refuses to perform its obligations hereunder, then Seller shall be entitled to terminate this Agreement and retain the Earnest Money, which retention thereof shall be Seller’s sole and exclusive remedy under this Agreement, at law or in equity, for such breach or default that results in the failure of the transaction to close as contemplated under this Agreement.  THE PARTIES HAVE DISCUSSED THE POSSIBLE CONSEQUENCES TO SELLER IN THE EVENT THAT THE CLOSING FAILS TO OCCUR AS A RESULT OF PURCHASER’S BREACH OR DEFAULT UNDER THIS AGREEMENT.  THE PARTIES HAVE DETERMINED AND HEREBY AGREE THAT IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES TO SELLER OCCURRING IN THE EVENT OF PURCHASER’S BREACH OR DEFAULT UNDER THIS AGREEMENT AND THE PARTIES, HAVING MADE DILIGENT BUT UNSUCCESSFUL ATTEMPTS TO ASCERTAIN THE ACTUAL COMPENSATORY DAMAGES SELLER WOULD SUFFER IN THE EVENT OF PURCHASER’S DEFAULT HEREUNDER, HEREBY AGREE THAT A REASONABLE ESTIMATE OF SUCH DAMAGES IS AN AMOUNT EQUAL TO THE EARNEST MONEY DEPOSITED WITH ESCROW AGENT, AND IN THE EVENT THIS TRANSACTION FAILS TO CLOSE DUE TO PURCHASER’S BREACH OR DEFAULT UNDER THIS AGREEMENT, SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE SAME AS FULLY AGREED LIQUIDATED DAMAGES.  SELLER WAIVES ANY AND ALL RIGHT TO SEEK OTHER RIGHTS OR REMEDIES AGAINST PURCHASER FOR FAILURE TO CLOSE THIS TRANSACTION DUE TO PURCHASER’S BREACH OR DEFAULT, INCLUDING, WITHOUT LIMITATION, SPECIFIC PERFORMANCE.  THE PAYMENT AND RETENTION OF THE EARNEST MONEY DEPOSITED WITH ESCROW AGENT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.  UPON ANY SUCH BREACH OR DEFAULT AND FAILURE TO CLOSE BY PURCHASER HEREUNDER, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT FOR THE SURVIVING OBLIGATIONS AND THE RIGHT OF SELLER TO RETAIN SUCH EARNEST MONEY AND RECOVER ANY AMOUNTS SELLER IS ENTITLED TO UNDER

SECTION 9.14, AND EXCEPT AS EXPRESSLY PROVIDED ABOVE. THE PARTIES AGREE THAT, UNDER THE CIRCUMSTANCES OF THIS TRANSACTION AND THE MARKETPLACE AT THE TIME HEREOF, THIS LIQUIDATED DAMAGES PROVISION IS REASONABLE AND IN ACCORDANCE WITH FLORIDA LAW.

SELLER’S INITIALS	PURCHASER’S INITIALS

5.2         Seller’s Default.  In the event any breach or default by Seller under this Agreement (including a breach by Seller of any of its representations and warranties hereunder or Seller’s failure or refusal to perform its obligations hereunder) without the material breach or default by Purchaser under this Agreement or the failure of a condition to close in favor of Seller,  Purchaser shall be entitled, as its sole and exclusive remedy for a default by Seller, either to (i) terminate this Agreement by written notice to Seller whereupon Escrow Agent shall immediately return the Earnest Money and Seller shall promptly reimburse Purchaser for all of Purchaser’s verifiable out-of-pocket costs and expenses actually incurred in this transaction up to a maximum amount not to exceed $250,000; or (ii) maintain an action for specific performance; provided that, in the event Purchaser elects to maintain an action for specific performance, (a) Purchaser shall provide written notice to Seller of Purchaser’s intention thereto, and (b) Purchaser’s claim for specific performance shall be filed against Seller on or before thirty (30) days following the Target Closing Date (or the Accelerated Closing Date or the Outside Closing Date, as applicable), failing which, Purchaser shall be barred from enforcing the obligations by specific performance.  Purchaser hereby agrees not to file a lis pendens or other similar notice against the Property except in connection with, and after, the proper filing of a suit for specific performance.  Purchaser hereby waives its rights to seek damages (whether direct, indirect, consequential or special) from Seller in any action at law or equity for any Seller defaults covered by this Section 5.2.  Notwithstanding the foregoing, Seller shall not be deemed to be in breach or default of this Agreement because of the mere failure to occur of any of the conditions set forth in Sections 6.1.4, 6.1.7, 6.1.8, 6.1.9, 6.1.10 or 6.1.11.

5.3         Indemnification.

5.3.1     Seller hereby acknowledges, covenants and unconditionally, absolutely and irrevocably agrees to appear, indemnify, protect, defend and hold harmless, as well as reimburse, Purchaser and its Affiliates and their respective shareholders, members, partners, officers, directors, trustees, agents, representatives and employees (collectively, the “Purchaser Related Parties”) to the fullest extent provided by law, from and against, and for, any and Claims and Losses, to the extent the Closing occurs and such Claims and Losses result from any of the following (collectively, the “Seller Indemnity Obligations”): (i) any and all Excluded Liabilities; (ii) any breach or default by Seller of this Agreement including, without limitation, the representations and warranties of Seller contained in, and as limited under, this Agreement to the extent that such representations, warranties and/or covenants survive Closing; and (iii) any failure of Seller and/or its Subsidiaries to have reported and/or paid any and all Transfer Taxes assessed or assessable by any Governmental Authority arising out of or in any way related to the acquisition of the Resort by Purchaser (when considered alone or when aggregated with any other transfers, sales or dispositions of interests in the Property which occurred prior to the Closing), as well as any and all penalties and interest related to any such Transfer Taxes (including, without limitation, costs incurred in connection with or as a result of any audit, tax inquiry or other proceeding), which are assessed against Purchaser and/or the Property.

5.3.2    Purchaser hereby acknowledges, covenants and unconditionally, absolutely and irrevocably agrees to appear, indemnify, protect, defend and hold harmless, as well as reimburse, Seller and its Affiliates and their respective shareholders, members, partners, officers, directors, trustees, agents, representatives and employees (collectively, the “Seller Related Parties”) to the fullest extent provided by law, from and against, and for, any and Claims and Losses, to the extent the Closing occurs and such Claims and Losses result from any of the following (collectively, the “Purchaser Indemnity Obligations”): (i) any and all acts, omissions or causes of action arising or accruing subsequent to the Closing that relate to the ownership, maintenance, repair or operation of the Resort and/or Property, including without limitation, any claims by employees of Purchaser, its Affiliates or its property manager or third parties; (ii) any post-Closing Claim of a Seller Indemnitee resulting from a breach by Purchaser of its representations and warranties contained in Section 3.2; and (iii)  any failure of Purchaser to pay any of the Assumed Liabilities.

5.3.3    In the event that any party making a Claim shall commence or file any lawsuit or proceeding (individually or collectively, a “Proceeding”) against an Indemnitee, which Proceeding is reasonably likely result in any Claim subject to indemnification under this Section 5.3, then Indemnitor shall either, at its option and within ten (10) Business Days after notice by Indemnitee to Indemnitor of the filing or commencement of any such Proceeding, promptly pay all amounts and otherwise take whatever commercially reasonable actions necessary to dismiss the Proceeding with prejudice; or undertake the defense thereof by counsel chosen by Indemnitor and approved by Indemnitee (which approval shall not be unreasonably withheld or delayed), in which case (i) Indemnitor shall be obligated to contest and/or defend Indemnitee against such Proceeding, at Indemnitor’s sole cost and expense, and shall keep Indemnitee apprised of the current status of such Proceeding at all times; (ii) Indemnitor shall be liable to Indemnitee for all reasonable, out-of-pocket costs, and expenses (including, without limitation, reasonable attorneys’ fees, disbursements, and court costs in connection therewith) actually incurred by Indemnitee in connection with such Proceeding; (iii) Indemnitee shall cooperate in all reasonable respects with Indemnitor (at Indemnitor’s sole cost and expense) in the contest and/or defense of such Proceeding; (iv) Indemnitor shall promptly send to Indemnitee copies of any material documents received by either Indemnitor which relate to such Proceeding; and (v) Indemnitee (or its agent or representative) shall have the right but not the obligation to attend meetings and/or conference calls (including, without limitation, with  such parties and the attorneys and/or representatives retained by Indemnitor and such parties) and to otherwise monitor any such Proceedings.  Notwithstanding the foregoing, (a) if the joint representation of Indemnitee (where an Indemnitee is specifically named as a party to the applicable Proceeding) will create either an actual or potential conflict of interest in the defense of a Claim which conflict is unreasonable to waive, including, without limitation, arising under rules of professional responsibility applicable to legal counsel jointly representing Indemnitee, or material and reasonable divergence of business or litigation interests among the joint clients with respect to strategies or objectives in defending the Claim, or potential liability exposure in connection with such Claim; or (b) if Indemnitor fails to in any way satisfy the foregoing requirements and obligations of this Section 5.3.3, Indemnitee shall have the right, at Indemnitor’s sole cost and expense, to take whatever commercially reasonable actions are necessary to dismiss the Proceeding or to contest and/or defend Indemnitee against such Proceeding, provided that Indemnitee shall keep Indemnitor apprised of the current status of such Proceeding at all times.  In connection therewith, Indemnitor covenants and agrees to pay all reasonable, out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees, disbursements, and court costs in connection therewith) actually incurred by Indemnitee in connection with such Proceeding.  Nothing contained in the foregoing or elsewhere in this Agreement shall apply to, or otherwise cause Indemnitor to pay for, any costs or expenses, including attorneys’ fees, incurred by

Indemnitee in connection with any cross-complaint or other Claims which may be brought by any Indemnitee with respect to the matters which are the subject of any such Proceeding or otherwise.

5.3.4    Unless otherwise provided in this Agreement, the amount(s) of any Claims incurred by an Indemnitee for any Seller Indemnity Obligations and/or Purchaser Indemnity Obligations, as applicable, shall be paid to Indemnitee by Indemnitor within thirty (30) days of a written demand therefor made by Indemnitee upon Indemnitor.

5.3.5    Subject to Section 9.14 below, Indemnitor agrees that Indemnitor shall reimburse Indemnitee for all reasonable, out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees, disbursements and court costs) incurred by Indemnitee in connection with the enforcement of this Section 5.3, or in any Action or Proceeding brought by Indemnitee against Indemnitor to enforce the Seller Indemnity Obligations or the Purchaser Indemnity Obligations, as applicable, such reimbursement to be made with thirty (30) days of a written demand therefor.  If Indemnitor fails to so pay all or any sums due hereunder when due, the amount of such sums payable by Indemnitor to Indemnitee shall bear interest from the date such amount is payable hereunder at a rate equal to the prevailing prime interest rate as published in The Wall Street Journal plus three percent (3%) per annum (but in no event to exceed the highest permissible legal rate of interest), until Indemnitee receives payment in full (including accrued and unpaid interest thereon).

5.3.6    Each reference herein to Indemnitee shall be deemed to include Indemnitee’s successors and assigns.  Indemnitor shall not, in any event or under any circumstance, have the right, without obtaining the prior written approval of Indemnitee (which approval may be granted or withheld in Indemnitee’s sole and absolute discretion), to assign or transfer Indemnitor’s obligations and liabilities under this Agreement, in whole or in part, to any other Person.  Nothing contained in this Section 5.3 shall be deemed to release, reduce or otherwise modify the obligations of Indemnitor under this Agreement.

5.3.7    If any Party hereto shall be a partnership and/or limited liability company, the agreements and obligations on the part of Indemnitor herein contained shall remain in full force and effect notwithstanding any changes in the individuals composing the partnership and/or the limited liability company, and the term “Indemnitor” shall include any altered or successive partnerships/limited liability companies, but the predecessor partnerships/limited liability companies shall not hereby be released from any obligation or liability hereunder.

5.3.8    Except as provided otherwise herein, no delay on the part of Indemnitee in exercising any right or remedy under this Agreement, or failure to exercise the same, shall operate as a waiver in whole or in part of any such right or remedy.  No notice to or demand on Indemnitor shall be deemed to be a waiver of the obligations of Indemnitor or of the right of Indemnitee to take further action to the extent permitted by and in accordance with this Agreement.

5.3.9    Indemnitor agrees that this Agreement shall continue to be effective, or if previously terminated as a result of Indemnitor having fulfilled Indemnitor’s obligations hereunder in full, or as a result of Purchaser having released Indemnitor from the obligations and liabilities hereunder, and shall without further act or instrument be reinstated and shall thereafter remain in full force and effect, in either case with the same force and effect as though such payment or portion thereof and not been made, and if applicable, as if such previous termination had not occurred, as the case may be, if at any time any payment or portion thereof is made by or on account of Indemnitor to Purchaser, and such payment is set aside by any court or trustee having jurisdiction as a voidable preference or fraudulent conveyance, rescinded or must otherwise be returned by Purchaser upon insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, receivership, conservatorship, winding up or other similar proceeding involving or affecting Indemnitor, all as though such payment had not been made, provided that in any such circumstance such payment is returned to and received by either Indemnitor.

5.3.10  Notwithstanding anything to the contrary in this Agreement, the amount of any Loss for which indemnification is provided to an Indemnitee under this Article 5 shall be net of any tax benefits realized or insurance proceeds received by such Indemnitee in connection with the Claims, or any other third-party reimbursement.  Indemnitee shall use commercially reasonable efforts to realize any tax benefit, collect any insurance proceeds or obtain any third-party reimbursement with respect to such Claims, and if such tax benefits, insurance proceeds or reimbursement are realized or obtained by the Indemnitee after the Indemnitor has paid any amount in respect of a Loss to the Indemnitee, the Indemnitee shall reimburse the amount realized or collected by the Indemnitee up to the amount received from the Indemnitor for such Loss.

5.3.11  Notwithstanding anything else to the contrary in this Agreement, an Indemnitee which is seeking defense or indemnification for a breach of any representations or warranties set forth in Article 3 hereof shall be entitled to indemnification for such breach only if Indemnitee has given written notice to Indemnitor prior to the expiration of the Survival Period; provided however, no such limitations period shall apply to a claim of defense or indemnification for any Retained Liabilities or Assumed Liabilities.

5.3.12  Seller shall not have any liability for any Seller Indemnity Obligations under Section 5.3.1(ii) above to the Purchaser Related Parties unless the aggregate amount of all Losses exceeds Twenty-Five Thousand Dollars ($25,000), in which event the Purchaser Related Parties shall be entitled to indemnification for the full amount of all such Losses.

5.3.13  In no event shall Seller be liable to the Purchaser Related Parties for any Seller Indemnity Obligations under Section 5.3.1(ii) above nor shall Purchaser be entitled to any defense or indemnification for any for any Seller Indemnity Obligations under Section 5.3.1(ii) above for any Losses that exceed, in the aggregate, the sum of Three Million Dollars ($3,000,000) (the “Capped Amount”). Notwithstanding the terms and provisions of this Section 5.3 to the contrary, Seller covenants and agrees that there is no cap on liability of Seller and no applicable claims period for any Claims and Losses suffered and/or incurred by Purchaser or any Purchaser Indemnitee and relating to any of the matters set forth and described in Section 5.3.1 (i) or (iii) above.  Seller shall have no liability with respect to any representation, warranty or certification if, prior to the Closing, Purchaser has actual knowledge of any breach of such representation, warranty or certification and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

5.3.14  At Closing, an amount equal to the Capped Amount shall be deposited into an escrow account with Escrow Agent for the Survival Period (the “Closing Escrow”).  Escrow Agent will hold the Closing Escrow in escrow in an interest-bearing account of the type generally used by the Escrow Agent for the holding of escrow funds until the expiration of the Survival Period.  The Closing Escrow will be available to satisfy any Seller Indemnity Obligations under Section 5.3.1(ii) above in the event that Seller fails to pay any Seller Indemnity Obligations within thirty (30) days in accordance with Section 5.3.4 above.  If Purchaser has not made any claims to the Closing Escrow prior to the expiration of the Survival Period, the Closing Escrow shall be promptly delivered to Seller following the expiration of the Survival Period.  All interest earned on the Closing Escrow shall accrue in favor of Seller.  If Purchaser makes a written claim under Section 5.3 of this Agreement prior to the expiration of the Survival Period, then Seller shall not be entitled to the release of any amounts from the Closing Escrow until the earlier of (i) the Parties agree to release the Closing Escrow to Seller or (ii) a final, non-appealable judgment has been obtained as to Purchaser’s claim.  In all other instances, the Escrow Agent shall not release the Closing Escrow to either Party until the Escrow Agent has been requested in writing by Seller or Purchaser to release the Closing Escrow and has given the other Party three (3) Business Days to dispute, or consent to, the release of the Closing Escrow.

5.4       The provisions of this Article 5 shall survive the Closing and the indemnities contained in Section 5.3 shall be the sole and exclusive remedy of any Indemnitee for any Seller Indemnity Obligations or Purchaser Indemnity Obligations, as applicable.

ARTICLE 6

CONDITIONS TO CLOSING

6.1       Conditions to Purchaser’s Obligations.  Purchaser’s obligation to consummate the acquisition and to fund the Purchase Price contemplated by this Agreement is subject to the satisfaction and fulfillment, as of the Closing, of each of the following conditions precedent:

6.1.1    Truth of Seller’s Representations and Warranties.  The representations and warranties of Seller contained in this Agreement were true in all material respects when made, and are true in all material respects as remade on the Closing Date, and Purchaser shall have received a certificate to that effect signed by Seller; provided, however, that Seller’s representations and warranties shall not be deemed inaccurate or breached due to any changes thereto resulting from transactions or actions that are expressly permitted by this Agreement or due to changes in fact after the Effective Date beyond Seller’s reasonable control that do not constitute or result from a material breach of the covenants applicable to it under this Agreement.  Notwithstanding the foregoing, if any representation and warranty of Seller is no longer true as of the Closing Date due to changes in fact after the Effective Date which do not result from an action or actions arising from the ordinary course of business, and Seller does not cure or otherwise remedy such change (without any obligation to do so), then Purchaser shall have the right to elect to terminate this Agreement in which case Purchaser shall give notice to Seller on or before the scheduled Closing Date, in which event this Agreement shall terminate, Purchaser shall receive a return of the Earnest Money, and neither Seller nor Purchaser shall have any further obligations under this Agreement except for the Surviving Obligations.  Seller shall in any event have the right to cure such breach or inaccuracy to Purchaser’s satisfaction and, if necessary to allow such cure, the Closing Date shall be extended for up to ten (10) days to allow such cure as long as Seller uses its diligent and commercially reasonable efforts to effect such cure; provided that if Seller elects in writing not to cure or fails to give Purchaser notice of its intent to cure, Purchaser may terminate this Agreement whereupon Escrow Company shall immediately return the Earnest Money to Purchaser, the Parties shall each pay one-half (1/2) the costs of Escrow, and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except for the Surviving Obligations; provided, however, if such breach was created, intentionally consented to or affirmatively permitted by Seller or its respective Affiliates for the purpose of frustrating the Closing and the transactions contemplated hereby, Purchaser shall also be entitled to reimbursement for all of Purchaser’s documented out-of-pocket costs of this transaction actually incurred to third parties, including reasonable attorneys’ fees and costs incurred in connection with this Agreement, up to a maximum amount not to exceed $250,000.

6.1.2    No Litigation.  No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transaction described in this Agreement and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

6.1.3    No Defaults.  Seller shall not have materially defaulted in the performance of any of its obligations hereunder.

6.1.4    Title Policy.  The Title Company shall be unconditionally obligated and prepared, subject only to payment by Purchaser of the applicable premium and other related charges, to issue the Title Policy.

6.1.5    Termination of Management Agreement.  The existing Management Agreement shall be terminated by Seller and Resort Manager in a form and manner satisfactory to Purchaser in its reasonable discretion.

6.1.6    Transfer Taxes.  Seller shall deliver any Transfer Tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all Transfer Taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by Seller and approved by Purchaser and duly executed by Seller and/or Purchaser in accordance with applicable law.

6.1.7    Submerged Lands Lease.  Submerged Lands Lessor shall have either (i) consented to the assignment of the Submerged Lands Lease to Purchaser pursuant to an assignment and assumption agreement or (ii) entered into a new lease agreement with Purchaser with respect to the Submerged Lands on substantially the same terms as the existing Submerged Lands Lease, in either case, in a form and upon terms acceptable to Purchaser in its reasonable discretion, or if Submerged Lands Lessor has not consented to such assignment of the Submerged Lands Lease or entered into such new lease agreement with Purchaser, then, to the extent permitted by applicable Law and the terms of the Submerged Lands Lease, Seller shall have entered into the Interim Marina Agreement with Purchaser.

6.1.8    Liquor License Confirmation.  Purchaser or Purchaser’s Resort manager shall have obtained the Liquor Permit, or if Purchaser or Purchaser’s Resort manager has not obtained the Liquor Permit prior to the Closing, then, to the extent permitted by applicable Law, Seller or Resort Manager, as the case may be, shall have entered into an interim alcoholic beverage management agreement with Purchaser or Purchaser’s Resort manager, in form and substance reasonably satisfactory to Purchaser, with respect to the sale of alcoholic beverages at the Resort.

6.1.9    Third-Party Consents.  All consents or approvals set forth on Schedule 6.1.9 attached hereto shall have been received by Purchaser in a form satisfactory to Purchaser in its reasonable discretion.  Such consents shall include, but are not limited to, the consent of the State of Florida to the assignment of the Submerged Lands Lease from Seller to Purchaser.

6.1.10  Association Estoppel.  Purchaser shall have received the Association Estoppel Certificate, duly executed by the Association.

6.1.11  Resort Manager Estoppel.  Purchaser shall have received an estoppel certificate, duly executed by the Resort Manager, in a form reasonably acceptable to Purchaser and Seller, provided, however, Purchaser shall have the right in its sole discretion to request any representation and warranty from the Resort Manager in the estoppel certificate that Purchaser deems necessary or advisable, but the condition to Purchaser’s obligations described in this Section 6.1.11 will nonetheless be satisfied so long as Purchaser receives the executed estoppel certificate from Resort Manager in the form reasonably approved by Purchaser and Seller.

6.1.12  Delivery of Documents.  At or prior to Closing, Seller shall have delivered to Purchaser or to the Title Company to hold in escrow, two (2) fully executed, original counterparts of the following:

(a)        an original special warranty or limited deed, in the form attached hereto as Exhibit “J”, prepared and executed by Seller and acknowledged before a notary public in the manner required by the County Clerk of Monroe County, Florida (the “Deed”), assigning, conveying and transferring to Purchaser, the Real Property;

(b)        an original bill of sale, in substantially the form annexed hereto as Exhibit “K”, duly executed and acknowledged by Seller, sufficient to convey to Purchaser, title in and to the Personal Property (the “Bill of Sale”);

(c)        an assignment and assumption of the Hawks Cay Rental Management Agreements, in the form attached hereto as Exhibit “M”, executed by a Subsidiary of Seller, assigning and conveying to Purchaser, the Hawks Cay Rental Management Agreements (the “Assignment of Rental Management Agreements”);

(d)        an assignment and assumption of Space Leases, Equipment Leases, Contracts and Permits, in the form attached hereto as Exhibit “N”, prepared and executed by Seller, assigning and conveying to Purchaser, the Space Leases, Equipment Leases, Contracts and Permits (the “Assignment of Contracts and Permits”);

(e)        an assignment of Intangible Property, in the form attached hereto as Exhibit “O”, executed by Seller, assigning and conveying to Purchaser, the Intangible Property (the “Assignment of Intangible Property”);

(f)        the Foreign Investment in Real Property Tax Act affidavit in substantially the form annexed hereto as Exhibit “P” duly executed by Seller;

(g)        a Closing Statement mutually approved and executed by Seller;

(h)        a Tenant Notice Letter executed by Seller for each Space Lease;

(i)         documents evidencing the resignations of Seller’s designees as directors and officers of the Association; and

(j)         any other documents, instruments or agreements reasonably necessary to effectuate the transaction contemplated by this Agreement.

6.2       Conditions to Seller’s Obligations.  Seller’s obligation to consummate the transfer and assignment of the Resort and the Property contemplated by this Agreement is subject to the satisfaction and fulfillment, as of the Closing, of each of the following conditions precedent:

6.2.1    Truth of Purchaser’s Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement were true in all material respects when made, and are true in all material respects as remade as of the Closing Date, and Seller shall have received a certificate to that effect signed by Purchaser.  If any of the representations and warranties of Purchaser were not true and correct in all material respects as of the Effective Date or have been breached in any material respect as of the Closing Date, then, Seller shall have the rights and remedies set forth in Section 5.1.

6.2.2    No Litigation.  No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transaction described in this Agreement and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

6.2.3    No Defaults.  Purchaser shall not have materially defaulted in the performance of any obligations hereunder.

6.2.4    Delivery of Documents.  At or prior to Closing, Purchaser shall have delivered to Seller, two (2) fully executed, original counterparts of the following:

(a)        a Closing Statement mutually approved and executed by Purchaser; and

(b)        an original Bill of Sale duly executed by Purchaser;

(c)        an original Assignment of Rental Management Agreements duly executed by Purchaser;

(d)        an original Assignment of Contracts and Permits executed by Purchaser;

(e)        an original Assignment of Intangible Property executed by Purchaser;

(f)        a Tenant Notice Letter executed by Purchaser for each Space Lease; and

(g)       any other documents, instruments or agreements reasonably necessary to effectuate the transaction contemplated by this Agreement.

6.2.5    Purchase Price.  Purchaser shall have funded the Purchase Price to Escrow Agent via wire transfer in immediately available funds.

The Closing shall not be deemed to have occurred until each of the deliveries and actions described in Sections 6.1 and Section 6.2 has occurred unless such deliveries and actions have been waived by Seller or Purchaser, as applicable, as evidenced by such Party’s execution of the Closing Statement and authorization to the Title Company to close the transaction.

ARTICLE 7
WAIVER OF TRIAL BY JURY; CONSENT

7.1       Waiver.  TO THE EXTENT PERMITTED BY LAW, PURCHASER AND SELLER HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.  TO THE EXTENT THEY MAY LEGALLY DO SO, PURCHASER AND SELLER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS ARTICLE 7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

7.2       Consent to Jurisdiction.  To the fullest extent permitted by law, Purchaser and Seller hereby irrevocably consents and agrees, for the benefit of each Party, that any legal Action, suit or Proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement shall be brought in any federal or state court sitting in Dallas, Texas (the “Designated Courts”), and hereby irrevocably accepts and submits to the jurisdiction of the Designated Courts (and of the appropriate appellate courts of each such Designated Court) with respect to any such Action, suit or Proceeding.  Each Party hereto also hereby irrevocably consents and agrees, for the benefit of each other Party, that any legal Action, suit or Proceeding against it shall brought in any Designated Court, and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such Designated Court with respect to any such Action, suit or Proceeding.  Each Party hereto waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or Proceedings brought in any such Designated Court and hereby further waives and agrees not to plead or claim in any such Designated Court that any such Action, suit or Proceeding brought therein has been brought in any inconvenient forum.

ARTICLE 8

CASUALTY AND CONDEMNATION

8.1       Casualty and Condemnation.  If, prior to the Closing, Material Damage occurs or an action with regard to a Material Taking is commenced with respect to the Resort and/or the Villas, then:

(a)        if, on or after the Effective Date but prior to Closing, an action for condemnation or similar taking is commenced or threatened with respect to any portion of the Resort but the same would not, if consummated, constitute a Material Taking, then Purchaser shall remain obligated to close hereunder without a reduction to the Purchase Price but all condemnation proceeds and other awards applicable to the Property (other than proceeds and awards not awarded to Seller or its Affiliates) shall be paid to Purchaser; or if, prior to Closing, either Party, within five (5) Business Days of discovery of the action or threatened action regarding a Material Taking may elect to terminate this Agreement by delivery of written notice to the other Party whereupon Escrow Agent shall immediately return the Earnest Money to Purchaser and, in which event, except for the Surviving Obligations, this Agreement shall be void and of no further force and effect, and neither Party shall have any liability to the other by reason hereof; provided, however, if Purchaser and Seller elect not to so terminate this Agreement pursuant to the above, then the transactions contemplated hereby shall be closed without a reduction in the Purchase Price but all condemnation proceeds and other awards applicable to the Property (other than proceeds and awards not awarded to Seller or its Affiliates) shall be paid to Purchaser; or

(b)        if, on or after the Effective Date but prior to Closing, any of the improvements on the Resort are damaged or destroyed but such damage does not constitute Material Damage, then Purchaser shall remain obligated to close hereunder without a reduction in the Purchase Price but any insurance proceeds and other awards applicable to the Property (other than proceeds and awards not owned by Seller or its Affiliates) shall be paid to Purchaser and Seller shall have paid any deductible; or, if prior to the Closing, Material Damage occurs, then either Party, within five (5) Business Days of discovery of the events constituting Material Damage may elect to terminate this Agreement by delivery of written notice to the other Party whereupon Escrow Agent shall immediately return the Earnest Money to Purchaser and, in which event, except for the Surviving Obligations, this Agreement shall be void and of no further force and effect, and neither Party shall have any liability to the other by reason hereof; and if both Purchaser and Seller elect not to so terminate this Agreement pursuant to the above, then the transaction contemplated hereby shall be closed without a reduction in the Purchase Price but Seller shall pay any deductible and any insurance proceeds and other awards applicable to the Property (other than proceeds and awards not owned by Seller or its Affiliates) shall be paid to Purchaser.

(c)        if, on or after the Effective Date but prior to Closing, (i) an action for condemnation or similar taking is commenced or threatened with respect to any portion of the Villas but the same would not, if consummated, constitute a Material Taking or (ii) any of the Villas are damaged or destroyed but such damage does not constitute Material Damage, then Purchaser shall remain obligated to close hereunder without a reduction to the Purchase Price; or if, prior to Closing, Material Damage occurs with respect to the Villas or action regarding a Material Taking is taken or threatened with respect to the Villas, then either Party, within five (5) Business Days of discovery of the events constituting Material Damage or of the action or threatened action regarding such Material Taking, may elect to terminate this Agreement by delivery of written notice to the other Party whereupon Escrow Agent shall immediately return the Earnest Money to Purchaser and, in which event, except for the Surviving Obligations, this Agreement shall be void and of no further force and effect, and neither Party shall have any liability to the other by reason hereof; and if both Purchaser and Seller elect not to so terminate this Agreement pursuant to the above, then the transaction contemplated hereby shall be closed without a reduction in the Purchase Price.

ARTICLE 9

MISCELLANEOUS

9.1       Amendments.  No amendment, modification, supplement or waiver of any provision of this Agreement, or consent to any departure from the terms of this Agreement by any Party hereto shall be effective unless the same shall be in writing and signed by all the Parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure or delay by any Party hereto to exercise any right, power or remedy hereunder in any manner will operate as a waiver thereof or preclude or impair any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

9.2       Notices.  Any and all notices, approvals, requests, consents, waivers, demands or other communications permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, request, consent, waiver or demand and shall be delivered (i) personally; (ii) by reputable overnight delivery service; (iii) by registered or certified mail, return receipt requested; or (iv) by facsimile with time and date-stamped confirmation of receipt (provided, however, that a copy of such notice shall be mailed in accordance with the foregoing clause (ii) promptly after the transmission of such facsimile).  All such notices, requests, consents, waivers or demands shall be deemed delivered, as applicable:

(a)        on the first (1st) Business Day on or after the date of the personal delivery;

(b)        on the first (1st) Business Day on or after the date of the signed receipt for certified or registered mail;

(c)        on the next Business Day for overnight delivery service; or

(d)        on the first (1st) Business Day on or after the date of receipt for facsimile.

Notices directed to a Party shall be delivered to the parties at the address or facsimile number as set forth below, or at such other address or facsimile number as may be specified by written notice given in conformity with the terms of this Section 9.2:

If to Seller:

Behringer Harvard Funds

15601 Dallas Parkway, Suite 600

Addison, Texas 75001

Attention:  Andrew Bruce

Telephone No.:  (469) 341-2456

And

Northview Hotel Group

36 Narrows Rock Road

Westport, Connecticut 06880

Attention:  Simon Hallgarten

Telephone No.:  (203) 259-1007

Five Star Realty Partners LLC

3344 Peachtree Road NE, Suite 2500

Atlanta, Georgia 30326

Attention:  Joseph Thomas

Telephone No.:  (404) 239-5210

with a copy to:

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

Attention:  Michelle R. Brown

Telephone No.:  (214) 969 -3673

And

Greenberg Traurig LLP

2101 L Street NW

Washington, DC 20037

Attention:  Nelson F. Migdal

Telephone No.:  (202) 331-3100

If to Purchaser, then to:

c/o Watermark Capital Partners, LLC
272 E. Deerpath Road, Suite 320
Lake Forest, IL 60045
Attention:  Michael Medzigian
Telephone No.:  847.482.8600
Email:  medzigian@watermarkcap.com

with a copy to:

Paul Hastings LLP
515 S. Flower Street, 25th Floor
Los Angeles, CA  90071
Attention: Rick S. Kirkbride, Esq.
Telephone No.:  213.683.6261
Email:  rickkirkbride@paulhastings.com

Any counsel designated above or any replacement counsel who may be designated by Purchaser or Seller or such counsel by written notice to the other Parties is hereby authorized to give notices hereunder on behalf of its client.

9.3       Further Assurances.  Each Party covenants and agrees that it will at any time and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, documents and instruments as may reasonably be required by the Parties hereto in order to carry out and effectuate fully the transactions herein contemplated in accordance with this Agreement; provided, however, no Party shall be obligated to provide any further assurance that would materially increase the liabilities or obligations of such Party hereunder or materially reduce the rights and benefits of such Party hereunder.

9.4       Entire Agreement.  This Agreement constitutes the final, complete and exclusive statement of the agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings.  No Party hereto has been induced to enter into this Agreement by, nor is any party relying on, any representation or warranty other than those expressly set forth herein.

9.5       Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and such counterparts together constitute one and the same instrument.  The executed signature pages to this Agreement may be transmitted via facsimile or .pdf transmission, and all Parties hereto agree to send original signatures to the other Party within two (2) Business Days thereafter; provided, however, that, at the election of either Party, this Agreement shall be effective upon transmittal by facsimile or .pdf (even if a Party shall not have received an original signature page).

9.6       Time.  Time is of the essence in the performance of the Parties’ respective obligations under this Agreement.

9.7       Severability.  Whenever possible, each provision of this Agreement is to be construed in a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court or an arbitral panel of competent jurisdiction to be illegal, invalid or unenforceable under applicable law, then such provision will be ineffective only to the extent of such illegality, invalidity or unenforceability, without affecting the remainder of this Agreement.

9.8       Construction.  Each Party hereto acknowledges that it and its counsel have participated fully in the negotiation, review and revision of this Agreement.  Accordingly, each provision of this Agreement will be construed according to its fair meaning and not strictly for or against any party, regardless of whether such provision was drafted by or at the request of a particular Party or such Party’s counsel.

9.9       Headings.  The headings contained in this Agreement are included for convenience only and are not intended to describe, interpret, define or limit the scope, extent or intent of any provision of this Agreement.

9.10     Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, EXCEPT AS SPECIFICALLY APPLIES TO THE REAL PROPERTY RIGHTS OF THE RESORT, WHICH SHALL BE GOVERNED BY THE JURISDICTION IN WHICH SUCH PROPERTY IS SITUATED, EACH WITHOUT GIVING EFFECT TO ANY PRINCIPLES REGARDING CONFLICT OF LAWS.

9.11     Assignment.  Neither this Agreement nor any right, interest nor obligation hereunder may be assigned by Seller or Purchaser (except as otherwise contemplated herein), and any attempt by Seller or Purchaser to make any such an assignment shall be null and void.  Notwithstanding the foregoing, Purchaser may transfer this Agreement to any Affiliate of Purchaser (the “Permitted Assignee”) without the consent of Seller but upon prior written notice to Seller, provided that (a) Purchaser may exercise its right to assign no more than once, (b) no such assignment will release Purchaser from any of its liabilities under this Agreement and Purchaser and the Permitted Assignee shall be jointly and severally liable for all obligations of Purchaser under this Agreement which do not survive Closing; only Permitted Assignee will have post-Closing obligations, (c) such assignment shall not delay the Closing, (d) such assignment shall not require Seller to obtain any additional, or revised third party consents certificates or approvals, (e) Purchaser’s representations and warranties contained herein shall be deemed made on the Closing Date by Purchaser and the Permitted Assignee with respect to the Permitted Assignee, and (f) the execution by the Purchaser and the Permitted Assignee of an assignment and assumption of contract (in form and content reasonably satisfactory to Seller) providing for the assumption by the Permitted Assignee of all obligations under this Agreement (the “Assignment of Contract”) and delivery of the Assignment of Contract to Seller.

9.12     Successors and Assigns.  Except as otherwise expressly provided herein, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.

9.13     No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person or entity other than the Parties hereto and their respective successors and permitted assigns.

9.14     Attorneys’ Fees.  If any Action arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s reasonable actual, out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

9.15     Exclusivity.  Unless and until the earlier of (i) the termination of this Agreement pursuant to the terms and conditions hereof or (ii) the Outside Closing Date, neither Seller nor any Affiliate nor any of their respective members, partners, or agents (including, without limitation, the Hodges Ward Elliott, Inc.) shall offer the Property, entertain and/or solicit offers for the Property or otherwise negotiate for the sale of the Property or make any information about the Property available for purpose of sale of the Property to any Person other than Purchaser, its Affiliates and their respective designees, agents and/or authorized third parties.  Notwithstanding anything to the contrary herein, Seller shall have the right to amend the terms of its existing financing and may commence discussions with its mortgage lender(s) relating to refinancing of the Property (but not refinance the Property) prior to Closing or earlier termination of the Agreement.

9.16     Confidentiality; Publicity.  All parties to this Agreement agree that the information contained herein, and any information exchanged between the parties in connection with the proposed transactions described herein (including the terms of the Agreement), is strictly confidential.  No party shall disclose the existence of, or any of the terms contained in, this Agreement, or the substance of any other discussions between the parties, to any other person or entity, without the prior written consent of the other parties hereto, except to the extent required by any applicable securities or other laws or as otherwise permitted herein.  Notwithstanding the foregoing, all press releases and all other publicity concerning the transactions contemplated by this Agreement shall be drafted and prepared by Purchaser only, and Seller agrees not to deliver or publish any press releases or other publicity regarding the sale of the Property pursuant to this Agreement; provided, however, Purchaser shall provide copies of all such publicity or releases to Seller and shall allow Seller a reasonable period of time, not to exceed three (3) Business Days, to review Purchaser’s proposed disclosure in advance of Purchaser making such disclosure but, for the avoidance of doubt, Purchaser shall be permitted to make such disclosure and shall not be required to obtain the consent of Seller prior to making such disclosure.

9.17     Calendar/Business Days. Unless otherwise provided in this Agreement to the contrary, all time periods shall be computed in calendar days.  If any deadline falls on a Saturday, Sunday or national legal holiday, performance will be due on the next Business Day.

9.18     Limitation Of Liability.  Notwithstanding any other provision of this Agreement, the members, general or limited partners, shareholders, employees, affiliates or agents of Seller will not in any manner be personally or individually liable for the obligations of Seller hereunder or the documents to be delivered by Seller under Section 6.1 above for any claims related to this

Agreement or the Property.  The provisions of this Section 9.18 shall survive Closing or termination of this Agreement.

9.19     Florida Law Notices.

9.19.1  “RADON GAS:  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county health department.”

9.19.2  ENERGY-EFFICIENCY RATING:  Purchaser is advised that Purchaser may have the energy-efficiency rating of the buildings located at the Property in Florida determined.  Purchaser acknowledges that, with the execution of this Agreement, Purchaser has independently obtained, a copy of an information brochure regarding energy-efficiency rating prepared and provided by the Florida Department of Community Affairs.

9.19.3  EROSION:  Purchaser is advised that the Property being purchased may be subject to coastal erosion and to federal, state, or local regulations that govern coastal property, including the delineation of the coastal construction control line, rigid coastal protection structures, beach nourishment, and the protection of marine turtles. Additional information can be obtained from the Florida Department of Environmental Protection, including whether there are significant erosion conditions associated with the shoreline of the Property being purchased.  To the extent applicable to the Property, Purchaser hereby waives the right to obtain from any Seller an affidavit with respect to, or a survey meeting the requirements of Chapter 472 of the Florida Statues delineating, the location of the coastal construction control line on the Property.

9.19.4  FLOOD ZONE:  Purchaser is advised to verify by survey and with appropriate government agencies which flood zone the Property is in, whether flood insurance is required and what restrictions apply to improving the Property and rebuilding in the event of casualty.  Purchaser hereby agrees that Purchaser accepts the existing elevation of the buildings and zone designation of the Property.

9.20     Exhibits and Schedules. Seller and Purchaser hereby agree that Seller shall have until the date that is three (3) Business Days after the Effective Date to deliver to Purchaser the exhibits and schedules referenced in this Agreement that are not attached hereto as of the Effective Date.  In the event that Seller fails to do so, the Due Diligence Period shall be extended until the date that is thirty (30) days following the date that Seller delivers to Purchaser all of the exhibits and schedules referenced in this Agreement that are not attached hereto as of the Effective Date.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Purchase and Sale Agreement to be duly executed as of the date first above written.

SELLER:

BH/NV HAWKS CAY PROPERTY HOLDINGS, LLC,
a Delaware limited liability company

By: /s/ Michael J. O’Hanlon
Name: Michael J. O’Hanlon
Title: Chief Executive Officer

PURCHASER:

CWI KEYS HOTEL, LLC,
a Delaware limited liability company

By: /s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title: Chief Executive Officer and President

EXHIBIT “A”

DEFINITIONS

“Action” means any action, suit, Proceeding, arbitration or investigation by or before any Governmental Authority.

“Accelerated Closing Date” shall have the meaning set forth in Section 2.5.1(a).

“Acceleration Election Notice” shall have the meaning set forth in Section 2.5.1(a).

“Affiliate” means, with respect to any Person or entity, any other Person or entity directly or indirectly controlling, controlled by or under common control with such Person or entity.  For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person or entity, or the power to veto major policy decisions of such Person or entity, whether through the ownership of voting securities, by agreement, or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Assignment of Contract” shall have the meaning set forth in Section 9.11.

“Association” shall mean Hawk’s Cay Community Association, Inc., a Florida corporation not for profit.

“Association Interests” shall mean all of Seller’s right, title and interest in and to the Associations and any real or personal property owned by the Associations, and all of Seller’s right, title and interest in and to any common elements, common areas or common facilities at the Property.

“Assumed Liabilities” shall have the meaning set forth in Section 2.2.2.

“Bookings” shall have the meaning set forth in Section 2.1.2(g).

“Business Day” means any day other than a Saturday, Sunday or holiday observed by the Federal Reserve.

“Capped Amount” Section 5.3.13.

“Claims” means all liability, claims, acts, actions, causes of actions, claims for relief, judgments, executions, counts, suits, proceedings, demands, lawsuits, claims of indemnity, expenses, pre-litigation procedures, accounts, reckonings, controversies, or any combination of the same, of any nature whatsoever, whether at law or equity, whether arising out of, from or under foreign, federal, state, and/or local law, statute, ordinance, regulation, common law, or any other source of law, whether sounding in contract or tort, or pursuant to statutory remedy, brought by or otherwise commenced on behalf of any third party.

“Closing” shall have the meaning set forth in Section 2.5.1.

“Closing Date” means the date on which the Closing of the transaction contemplated by this Agreement actually occurs.

A-1

“Closing Escrow” shall have the meaning set forth in Section 5.3.14.

“Closing Statement” shall have the meaning set forth in Section 4.2.1(b).

“CMP” shall have the meaning set forth in Section 4.2.2(f).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidential Diligence Information” shall have the meaning set forth in Section 2.6.2.

“Consumables” shall have the meaning set forth in Section 2.1.2(b).

“Contracts” shall have the meaning set forth in Section 2.1.2(d).

“Cut-Off Time” shall have the meaning set forth in Section 4.2.1.

“Deed” shall have the meaning set forth in Section 6.1.12(a).

“Designated Courts” shall have the meaning set forth in Section 7.2.

“Dolphin Connection License and Agreement” means that certain Agreement dated March 1, 2008 between Seller and Dolphin Connection, Inc.

“Due Diligence Period” shall have the meaning set forth in Section 2.6.1.

“Earnest Money” shall have the meaning set forth in Section 2.3.3.

“Effective Date” shall have the meaning set forth in the Preamble.

“Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract (whether oral or written) between Resort Manager and any current or former employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract with a current or former employee which is terminable “at will” without any obligation on the part of Resort Manager, Seller or its Subsidiaries or Affiliates to make any payments or provide any benefits in connection with such termination.

“Environmental Laws” means all federal, state and local laws, statues, rules, codes, ordinances, regulations, orders, judgments, decrees, binding and enforceable guidelines, policies or common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment in each case, to the extent binding, relating to the environment, the protection of health or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 USC §9601 et seq.; the Resource Conservation and Recovery Act, 42 USC §6901 et seq.; the Federal Water Pollution Control Act, 33 USC §1251 et seq.; the Toxic Substances Control Act, 15 USC §2601 et seq.; the Clean Air Act, 42 USC §7401 et seq.; the Safe Drinking Water act, 42 USC §3803 et seq.; the Oil Pollution Act of 1990, 33 USC §2701 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 USC §11001 et seq.; the Hazardous Material Transportation Act, 49 USC §1801 et seq.; the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates

Exhibit “A”-2

occupational exposure to Hazardous Materials) and the Puerto Rico Environmental Public Policy Act, 12 L.P.R.A. Sec. 8001, et seq., and the rules and regulations promulgated thereunder; any state, local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Reports” shall mean that certain Report of Environmental Site Assessment dated February 2007, prepared by Pond, Robinson & Associates, LP, Project No. 062544 and Report of Phase II Environmental Site Assessment dated April 27, 2007, prepared by Pond, Robinson & Associates, LP, Project No. 062544.

“Escrow Agent” shall have the meaning set forth in Section 2.3.1.

“Escrow Instructions” shall have the meaning set forth in Section 2.3.1.

“Equipment Leases” shall have the meaning set forth in Section 2.1.2(e).

“ERISA Affiliate” means any trade or business (whether or not incorporated) which, together with the entity in question or any of its respective Affiliates or Subsidiaries (or their successors), is or would have been, treated as a single employer under Section 414 of the Code.

“Excess Liability Amount” shall have the meaning set forth in Section 4.5.2.

“Excluded Liabilities” means any liability or obligation of any nature whatsoever, whether fixed or contingent, recorded or unrecorded, known or unknown, with respect to the Property (to the extent accrued prior to the Closing whether known to have existed by Seller at the Closing or otherwise and whether constituting a breach of any representation or warranty by Seller set forth in this Agreement or not, including, without limitation, any and all obligations and liabilities that are known to Seller as of the Closing or become known to Seller after the Closing for acts or omissions (including, without limitation, personal injury or property damage or breach of contract) the events giving rise to which occurred prior to the Closing (whether known to have existed at the Closing or otherwise), including, but not limited to (subject to the foregoing limitations):  (i) indebtedness, obligations and guarantees not included within the definition of Post-Closing Accruals; (ii) any and all accounts payable or other trade payables not included within the definition of Post-Closing Accruals; (iii) monetary liens not included in Permitted Exceptions which exist as of the Closing (to the extent not otherwise insured against in and recovered under the Title Policies); (iv)obligations or liabilities relating to acts or omissions of Seller or any of its respective Affiliates occurring prior to the Closing or resulting from events occurring prior to Closing; (v) to the extent not included within the definition of Post-Closing Accruals, tax obligations, including without limitation, all federal, state, local or special purpose district tax and withholding liabilities and obligations of Seller or any of its respective Affiliates with respect to periods prior to the Closing, and any interest, additions to tax, loss of elections, fines or penalties thereon or with respect to returns filed or required to be filed in connection therewith (including, without limitation, any recapture and including any amounts due of which may come due and owing under applicable Law); (vi) any liability arising from the termination, discharge, lay-off or other separation from employment of Resort Manager’s, Seller’s or any of its respective Affiliates’ employees prior to the Closing, except as otherwise set forth in this Agreement; (vii) any liability or obligation arising as a result of any grievances or any unfair labor practice charges, any Equal Employment Opportunity Commission claims, wage and hour claims, and unemployment compensation claims, in each case for periods prior to the Closing; (viii) liability incurred or accrued prior to the Closing for any workers’ compensation premiums or claims pertaining to periods prior to the Closing or for any common law or statutory claim by an employee or any other person for any injury, occupational disease, aggravation of a previously

Exhibit “A”-3

existing injury or disease; (ix) liabilities arising from any claims by third parties for personal injury or property damage arising out of events occurring prior to the Closing as a result of any violation of Environmental Laws; (x) except as otherwise provided in Section 4.8, liabilities or obligations of Seller or its Affiliates for brokerage or other commissions relating to the transactions contemplated herein; (xi) liabilities relating to or arising from any contracts between Seller and any of its Affiliates; (xii) liabilities relating to or arising from post-retirement health care benefits owed or to be owed by Resort Manager to its employees or former employees, as the case may be, for employment relating to the period prior to the Closing; (xiii) liabilities under or in connection with any Employee Benefit Plan incurred or accrued prior to the Closing; (xiv) any other liabilities arising from Resort Manager’s, employees’ employment, whether imposed by operation of an Employment Agreements or contracts, employee manuals or handbooks or personnel policies or otherwise, including, but not limited to, any wage claims, holiday, vacation, personal day and sick pay benefits, severance or layoff benefits, employee health (including claims for COBRA coverage), welfare and pension plan benefits, Section 401(k) of the Code and profit sharing and bonus plan benefits, WARN obligations, pending grievances and/or arbitrations back pay and/or benefits, any other Taft-Hartley Fund benefits, pension fund withdrawal liability, workers’ compensation liabilities, savings bonds and wage garnishments or assignments, union agency fees, union dues, employment discrimination, wrongful termination or similar claims incurred or accrued before the Closing; (xv) any security and other deposits, advance or prepaid rents, and key money (including any interest thereon) not prorated pursuant to this Agreement and held by Seller from tenants of the Property with Space Leases in effect as of the Closing; (xvi) any liability or obligation for Bookings if any deposits related thereto are not prorated pursuant to this Agreement; (xvii) any outstanding gift certificates, gift cards and other such items that allow third parties to use rooms and other items at no charge or at discounted rates that are not listed as an Post-Closing Accruals attached hereto; (xviii) to the extent not included within the definition of Post-Closing Accruals, any liability with respect to goods and services or the purchase of goods and services to the extent such goods were delivered at the Resort or the services were rendered prior to or at the Closing; (xix) to the extent not included within the definition of Post-Closing Accruals, all liability for Seller’s purchase money obligations whether structured as debt, lease or otherwise; (xx) all liabilities or obligations for due bill contracts or other “trade out” liabilities not included within the definition of Post-Closing Accruals; and (xxi) any liability arising in connection with the rental of the Villas prior to the Closing Date, and any Rental Program established or offered prior to the Closing Date, including but not limited to violation of state or federal securities laws and registrations.

“Existing Survey” shall have the meaning set forth in Section 2.7.1.

“Extension Election Notice” shall have the meaning set forth in Section 2.5.1(b).

“Extension Deposit” shall have the meaning set forth in Section 2.5.1(b).

“F&B Outlets” shall have the meaning set forth in Recital B.

“FF&E” means all tangible personal property and fixtures of any kind (other than personal property owned by guests or tenants of the Property) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Property as of the Effective Date, including, without limitation, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors an equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club

Exhibit “A”-4

and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils.

“Florida ABT” shall have the meaning set forth in Section 3.1.20.

“Good Faith Deposit” shall have the meaning set forth in Section 2.3.2.

“Governing Documents” means the Master Covenants, Bylaws of the Association, Articles of Incorporation of the Association, any rules and regulations or other governing documents established under the Master Covenants.

“Governmental Authority” means any court, tribunal, authority, agency, commission, official or other instrumentality of the United States, or any state, county, city or other political subdivision, arbitrator or any judicial or quasi-judicial tribunal of competent jurisdiction.

“Hazardous Materials” means (i) substances that are defined or listed in, or otherwise classified pursuant to, any applicable law or regulations as “hazardous substances,” hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants” or other similar term intended to define, list or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity”, (ii) oil, petroleum or petroleum derivative substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iii) any flammable substances or explosives or any radioactive materials, (iv) asbestos in any form, (v) polychlorinated biphenyls, (vi) mold, mycotoxins or microbial matter (naturally occurring or otherwise) and (vii) infectious waste.

“Hotel” shall have the meaning set forth in the Recital B.

“Indemnitee” means either any Person that is a member of the Purchaser Related Parties that is entitled to be indemnified by Seller for any Seller Indemnity Obligations or any Person that is a member of the Seller Related Parties that is entitled to be indemnified by Purchaser for any Purchaser Indemnity Obligations, as applicable and as the context may require.

“Indemnitor” means either Seller that is obligated to indemnify the Purchaser Related Parties for the Seller Indemnity Obligations or Purchaser that is obligated to indemnify the Seller Related Parties for the Purchaser Indemnity Obligations as provided in Sections 5.3.1 or 5.3.2, as applicable.

“Independent Consideration” shall have the meaning set forth in Section 2.2.3.

“Intangible Property” shall mean all intangibles owned or used by Seller in the ownership and operation of the Resort including Seller’s interests in the Governing Documents and the Association Interests.

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, confidential information, know-how,

Exhibit “A”-5

technology, processes, designs and all documentation relating to any of the foregoing; (ii) works of authorship and art in any media, and all copyrights, copyright registrations and applications therefor, and all other rights, including authors’ or moral rights, corresponding thereto throughout the universe; (iii) all computer software not purchased from or licensed by a third party, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (iv) all trademarks, service marks, trade dress, trade names, designs, logos, slogans and general intangibles of like nature, including those existing under common law and all registrations and applications therefor throughout the universe, and all goodwill associated with or symbolized by any of the foregoing; (v) all Internet domain names; (vi) with respect to all of the foregoing, all rights, benefits, privileges, causes of action and remedies, including the right to bring an Action in law for infringement or other impairment of rights, benefits or privileges, including the right to receive and retain damages, proceeds or any other legal or equitable protections; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the universe.

“Interim Marina Agreement” shall have the meaning set forth in Section 3.6.3.

“Intervening Lien” shall have the meaning set forth in Section 2.7.2.

“Land” shall have the meaning set forth in Recital B.

“Laws” means all laws, statutes, treaties, rules, codes, ordinances, regulations, restrictions, official guidelines, policies, directives, interpretations, Permits or like action of any applicable Governmental Authority having jurisdiction over the Hotel or the Property, and the operation of the Hotel and the rental of the Villas, which are in effect at the time.

“Liquor Permit” shall have the meaning set forth in Section 3.6.2.

“Losses” means all actual, out-of-pocket and/or, subject to the terms of this Agreement, economic damages, liabilities, any amounts reasonably incurred to settle any Claims, and losses (including, without limitation, reasonable attorneys’ fees and costs, including litigation expenses incurred successfully defending allegations of intentional misconduct) (but in all cases without duplication with respect to any and all payments made by or on behalf of an Indemnitor for a breach or default (including, without limitation, payments made with respect to the underlying obligations in order to cure such a breach or default, but expressly excluding payments made with respect to any intentional breach or default) under the certificates and declarations provided to the Title Company in connection with the Closing hereunder (but excluding in either case, fraud or intentional misrepresentation by Seller or Purchaser (to the extent caused by Seller’s or Purchaser’s actions).

“Main Building” shall mean that certain main building located upon the Real Property that includes, among other things, the lobby, back office space, guestrooms and Alma.

“Management Agreement” shall mean that certain Management Agreement dated February 16, 2007 between Seller, as owner, and Resort Manager, as operator, for Hawk’s Cay Resort and Marina.

“Marina” shall have the meaning set forth in Recital A.

Exhibit “A”-6

“Master Covenants” shall mean that certain Declaration of Master Covenants for Hawk’s Cay dated November 6, 1989, recorded in Official Records Book 1119 at Page 613, as it has been and may be amended and supplemented from time to time.

“Material Damage” means (i) damage to the Property, or any portion of the Property that (a) is reasonably estimated to cost in excess of Three Million Dollars ($3,000,000) to repair, or (b) unreasonably impairs access to or use of and/or the conduct of business and operations in the Main Building, and/ or (ii) damage to fifteen (15) or more Villas where such damage, in the reasonable opinion of Purchaser, is likely to preclude any such damaged Villas from participating in the Rental Program.

“Material Taking” means the permanent taking or temporary taking (i) of such portion of the Property resulting in (a) damage that is reasonably estimated to cost in excess of Three Million Dollars ($3,000,000), or (b) material impairs access to or use of and/or the conduct of business and operations in the Main Building and/or (ii) of fifteen (15) or more Villas.

“Operational Taxes” shall have the meaning set forth in Section 4.4.4.

“Outside Closing Date” shall have the meaning set forth in Section 2.5.2.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Permits” shall have the meaning set forth in Section 2.1.2(h).

“Permitted Assignee” shall have the meaning set forth in Section 9.11.

“Permitted Exceptions” means and include all of the following: (a)  the lien of taxes and assessments not yet due and payable; (b) any exclusions from coverage set forth in the jacket of the owner’s policy of title insurance; (c) any exceptions caused by Purchaser, its agents, representatives or employees; (d) such other exceptions as the Title Company shall commit to insure over in a manner acceptable to Purchaser in its reasonable discretion, without any additional cost to Purchaser, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise; (e) the Space Leases and the Submerged Land Lease; and (f) any matters deemed to constitute Permitted Exceptions under Section 2.7 hereof.

“Permitted Outside Parties” shall have the meaning set forth in Section 2.6.2.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, organization, trust, union, association or Governmental Authority.

“Personal Property” shall have the meaning set forth in Section 2.1.2.

“Post-Closing Accruals” means all accounts payable, accrued and unpaid expenses, debt service payments, security deposits and similar obligations which accrue after the Cut-Off Time.

“Preliminary Closing Statement” shall have the meaning set forth in Section 4.2.1(a).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 4.4.2.

Exhibit “A”-7

“Post-Closing Tax Period” shall have the meaning set forth in Section 4.4.2.

“Proceeding” shall have the meaning set forth in Section 5.3.3.

“Property” shall have the meaning set forth in Section 2.1.2.

“PTR Exceptions” shall have the meaning set forth in Section 2.7.1.

“Purchase Price” shall have the meaning set forth in Section 2.2.1.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Indemnity Obligations” shall have the meaning set forth in Section 5.3.2.

“Purchaser Related Parties” shall have the meaning set forth in Section 5.3.1.

“Purchaser Termination Notice” shall have the meaning set forth in Section 2.5.2.

“Real Property” shall have the meaning set forth in Section 2.1.1.

“Rental Management Agreements” shall have the meaning set forth in Section 3.1.21(a).

“Rental Program” shall mean the voluntary rental program operated by Seller or an Affiliate of Seller to Residential Unit Owners for the Rental of Residential Units.

“Residential Unit” shall mean a Villa, condominium unit or other separately owned dwelling unit intended for residential occupancy located on the Land.

“Residential Unit Owner” shall mean an owner of a Residential Unit.

“Resort” shall have the meaning set forth in Recital B.

“Resort Manager” shall mean NVHG Hotel Operator, LLC, a Delaware limited liability company.

“Sales Taxes” shall have the meaning set forth in Section 3.1.2.

“Second Deposit” shall have the meaning set forth in Section 2.3.3.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Indemnity Obligations” shall have the meaning set forth in Section 5.3.1.

“Seller Related Parties” shall have the meaning set forth in Section 5.3.2.

“Space Leases” shall have the meaning set forth in Section 3.1.10.

“Straddle Period” shall have the meaning set forth in Section 4.4.2.

“Submerged Lands” shall have the meaning set forth in Recital A.

“Submerged Lands Lease” shall have the meaning set forth in Recital A.

Exhibit “A”-8

“Submerged Lands Lessor” shall have the meaning set forth in Recital A.

“Subsidiary” or “Subsidiaries” shall mean any Person in which another Person, directly or indirectly through subsidiaries or otherwise, beneficially owns either (i) more than fifty percent (50%) of either the equity interests in; or (ii) any of the voting control of, such Person.

“Supplies” means all merchandise, supplies, inventory and other items used for the operating and maintenance of guest rooms, restaurants, lounges, bars, all F&B Outlets, the Marina (but only to the extent owned by Seller), swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Resort, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationary, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding, guest cleaning, paper and other supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, health clubs, spas, fitness centers, indoor or outdoor sports facilities (e.g., tennis courts), restaurants, business centers, meeting rooms and other common areas and recreational areas.

“Survey Exceptions” shall have the meaning set forth in Section 2.7.1.

“Survival Period” shall have the meaning set forth in Section 3.4.

“Surviving Obligations” shall have the meaning set forth in Section 2.3.2.

“Target Closing Date” shall have the meaning set forth in Section 2.5.1.

“Tax” or “Taxes” means any income, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, occupancy, transient occupancy, governmental pension or insurance, withholding, royalty, severance, stamp or documentary, value added, or other tax, charge, assessment, duty, levy, compulsory loan, business or occupation (including any interest, additions to tax, or civil or criminal penalties thereon) of the United States or any state or local jurisdiction therein, or of any other nation or any jurisdiction therein.

“Tax Returns” means any report, form, return, statement or other information (including any amendments) required to be supplied to a Governmental Authority by a Person with respect to Taxes, including information returns, any amendments thereof or schedule or attachment thereto and any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tenant Notice Letter” means a notice addressed to each tenant of the Space Leases advising such tenant of the assignment to Purchaser of the Space Lease to which such tenant is a party thereto.

“Title Company” shall have the meaning set forth in Section 2.7.1.

“Title Endorsements” shall have the meaning set forth in Section 2.7.3.

“Title Exceptions” shall have the meaning set forth in Section 2.7.1.

Exhibit “A”-9

“Title Policy” shall have the meaning set forth in Section 2.7.3.

“Transfer Taxes” shall have the meaning set forth in Section 4.1.

“Uniform System” means the Uniform System of Accounts for the Lodging Industry that is published by the Hotel Association of New York City, Inc. and approved by the American Hotel & Motel Association, in effect at the time in question (currently, the 10th Revised Edition, 2006).

“Villa Owners” shall mean the owners of the Villas.

“Villas” shall have the meaning set forth in Recital C.

Exhibit “A”-10

EXHIBIT “B”

LEGAL DESCRIPTION

(See Attached)

Exhibit “B”

EXHIBIT “C”

LIST OF CONTRACTS

(See Attached)

Exhibit “C”

EXHIBIT “D”

LIST OF EQUIPMENT LEASES

(See Attached)

Exhibit “D”

EXHIBIT “E”

INTENTIONALLY DELETED

Exhibit “E”

EXHIBIT “F”

DILIGENCE MATERIALS

(See Attached)

Exhibit “F”

EXHIBIT “G”

INTENTIONALLY DELETED

Exhibit “G”

EXHIBIT “H”

AUDIT REQUEST MATERIALS

(See Attached)

Exhibit “H”

EXHIBIT “I”

AUDIT REPRESENTATION LETTER

[COMPANY LETTERHEAD]

[LETTER DATE]

McGladrey LLP

1 South Wacker Drive

Suite 800

Chicago, IL 60606

This representation letter is provided in connection with your audits of the financial statements of [COMPANY NAME] (the Company) which comprise the balance sheets as of December 31, 2012 and 2011 and the related statements of income, changes in members’ equity and cash flows and the related notes to the financial statements for the years then ended. We confirm that we are responsible for the fair presentation in the financial statements of financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).

We confirm, to the best of our knowledge and belief, the following representations made to you during your audits:

Financial Statements

1.            We have fulfilled our responsibilities, as set out in the terms of the audit arrangement letter dated [ARRANGEMENT LETTER DATE], for the preparation and fair presentation of the financial statements referred to above in accordance with accounting principles generally accepted in the United States of America.

2.            We acknowledge our responsibility for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

3.            We acknowledge our responsibility for the design, implementation, and maintenance of internal control to prevent and detect fraud.

4.            Significant assumptions used by us in making accounting estimates, including those measured at fair value, are reasonable.

5.            Related party relationships and transactions have been appropriately accounted for and disclosed in accordance with the requirements of U.S. GAAP.

6.            We are not aware of any uncorrected misstatements in the accounting records underlying the financial statements.

7.            The effects of all known actual or possible litigation and claims have been accounted for and disclosed in accordance with U.S. GAAP.

8.            The following have been properly recorded and/or disclosed in the financial statements:

Exhibit “I”

a.             Amounts of contractual obligations for construction and/or purchase of real property, equipment, other assets, and intangibles.

b.            All significant estimates and material concentrations known to management that are required to be disclosed in accordance with the Risks and Uncertainties Topic of the FASB Accounting Standards Codification. Significant estimates are estimates at the balance sheet date that could change materially within the next year. Concentrations refer to volumes of business, revenues, available sources of supply, or markets for which events could occur that would significantly disrupt normal finances within the next year.

c.             Assets and liabilities measured at fair value in accordance with the Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification.

Information Provided

9.            We have provided you with:

a.             Access to all information, of which we are aware that is relevant to the preparation and fair presentation of the financial statements such as records, documentation, and other matters;

b.            Additional information that you have requested from us for the purpose of the audit;

c.             Unrestricted access to persons within the Company from whom you determined it necessary to obtain audit evidence.

10.    All transactions have been recorded in the accounting records and are reflected in the financial statements.

11.    We have disclosed to you the results of our assessment of risk that the financial statements may be materially misstated as a result of fraud.

12.    We have no knowledge of allegations of fraud or suspected fraud, affecting the Company’s financial statements involving:

a.             Management.

b.            Employees who have significant roles in the internal control.

c.             Others where the fraud could have a material effect on the financial statements.

13.    We have no knowledge of any allegations of fraud or suspected fraud affecting the Company’s financial statements received in communications from employees, former employees, analysts, regulators, short sellers, or others.

14.   We have no knowledge of noncompliance or suspected noncompliance with laws and regulations whose effects should be considered when preparing financial statements.

15.    We are not aware of any pending or threatened litigation and claims whose effects should be considered when preparing the financial statements and we have not consulted legal counsel concerning litigation or claims.

16.    We have disclosed to you the identity of the Company’s related parties and all the related-party relationships and transactions of which we are aware.

17.    We are aware of no significant deficiencies, including material weaknesses, in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data.

18.    There have been no communications from regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices.

Exhibit “I”

19.    We have no plans or intentions that may materially affect the carrying value or classification of assets.  In that regard, long-lived assets, including intangibles, that are impaired or to be disposed of have been recorded at the lower of their cost or fair value.

20.    We are responsible for making the accounting estimates included in the financial statements.  Those estimates reflect our judgment based on our knowledge and experience about past and current events and our assumptions about conditions we expect to exist and courses of action we expect to take. In that regard, we believe:

a.             Adequate provisions have been made to reduce receivables to their estimated net collectible amounts, if necessary.

b.            The methodology used to allocate the initial purchase price allocation is reasonable and appropriate based on the information available.

21.    There are no:

a.             Violations or possible violations of laws or regulations whose effects should be considered for disclosure in the financial statements or as a basis for recording a loss contingency. In that regard, we specifically represent that we have not been designated as, or alleged to be, a “potentially responsible party” by the Environmental Protection Agency in connection with any environmental contamination.

b.            Other material liabilities or gain or loss contingencies that are required to be accrued or disclosed by the Contingencies Topic of the FASB Accounting Standards Codification.

c.             Guarantees, whether written or oral, under which the Company is contingently liable.

d.            Arrangements with financial institutions involving compensating balances or other arrangements involving restrictions on cash balances.

e.             Lines of credit or similar arrangements.

f.              Agreements to repurchase assets previously sold.

g.             Security agreements in effect under the Uniform Commercial Code.

h.            Other liens or encumbrances on assets and all other pledges of assets.

i.                Investments in debt and equity securities.

j.                Liabilities that are subordinated to any other actual or possible liabilities of the Company.

k.            Leases and material amounts of rental obligations under long-term leases.

l.                Derivative financial instruments.

m.        Minutes of the meetings of directors and/or committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared.

22.    We have evaluated the tax positions under the two-step approach for recognition and measurement of uncertain tax positions required by the Income Tax Topic of the FASB Accounting Standards Codification and determined that there are no current and deferred assets and liabilities related to the accounting for income taxes.

23.    The Company has satisfactory title to all owned assets.

24.    We have complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of noncompliance.

25.    We agree with the findings of specialists in determining the initial purchase price allocation.  We have adequately considered the qualifications of the specialists in determining the

Exhibit “B”

amounts and disclosures used in the financial statements and underlying accounting records. We did not give or cause any instructions to be given to specialists with respect to the values or amounts derived in an attempt to bias their work, and we are not otherwise aware of any matters that have had an impact on the independence or objectivity of the specialists.

26.    We acknowledge that you performed the procedures specified by the Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants (AICPA) on the unaudited balance sheets as of September 30, 2013 and 2012, and unaudited statements of operations, member’s equity and cash flows for the nine-month periods ended September 30, 2013 and 2012, included in the financial statements. The foregoing procedures did not constitute an audit conducted in accordance with the standards of the PCAOB or the AICPA.  We represent that the accounting principles used to prepare the unaudited interim financial information are consistent with those used to prepare the financial statements as of and for the years ended December 31, 2012 and 2011.

27.    We are responsible for determining that significant events or transactions that have occurred since the balance sheet date and through [LETTER DATE], have been recognized or disclosed in the financial statements. No events or transactions other than those disclosed in the financial statements have occurred subsequent to the balance sheet date and through [LETTER DATE] that would require recognition or disclosure in the financial statements. We further represent that as of [LETTER DATE], the financial statements were complete in a form and format that complied with accounting principles generally accepted in the United States of America, and all approvals necessary for issuance of the financial statements had been obtained.

28.    During the course of your audit, you may have accumulated records containing data that should be reflected in our books and records. All such data have been so reflected. Accordingly, copies of such records in your possession are no longer needed by us.

[COMPANY NAME]

[NAME OF CHIEF EXECUTIVE OFFICER AND TITLE OR EQUIVALENT]

[NAME OF CHIEF FINANCIAL OFFICER AND TITLE OR EQUIVALENT]

Exhibit “I”

EXHIBIT “J”

FORM OF DEED

RECORD AND RETURN TO:

Rick S. Kirkbride, Esq.

Paul Hastings LLP

515 S. Flower Street, 25th Floor

Los Angeles, CA 90071

THIS INSTRUMENT PREPARED BY:

Michelle R. Brown

Jones Day

2727 North Harwood

Dallas, Texas 75201

SPECIAL WARRANTY DEED

STATE OF FLORIDA	§
	§	KNOW ALL PERSONS BY THESE PRESENTS:
COUNTY OF MONROE	§

That BH/NV HAWKS CAY PROPERTY HOLDINGS, LLC, a Delaware limited liability company, whose address is 15601 Dallas Parkway, Suite 600, Addison, Texas 75001-6026 (“Grantor”), for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration to it in hand paid by CWI KEYS HOTEL, LLC, a Delaware limited liability company, whose address is                                                                            (hereinafter, whether one or more, referred to as “Grantee”), the receipt and sufficiency of which are hereby acknowledged and confessed, and subject to the exceptions, liens, encumbrances, terms and provisions to conveyance and warranty hereinafter set forth and described, has GRANTED, BARGAINED, SOLD and CONVEYED, and by these presents does hereby GRANT, BARGAIN, SELL and CONVEY, unto Grantee all of the real property situated in Monroe County, Florida, described on Exhibit A, which is attached hereto and made a part hereof for all purposes, together with all and singular the rights, benefits, privileges and appurtenances thereon or in anywise appertaining thereto, and together with all buildings, structures (surface and sub-surface), installations and other improvements and fixtures located thereon and any right, title, and interest of Grantor in and to adjacent streets, alleys, strips, gores, and rights-of-way (such land, rights, benefits, privileges, appurtenances, improvements, and interests being hereinafter referred to as the “Property”).

This conveyance is made and accepted subject and subordinate to those encumbrances and exceptions (the “Permitted Encumbrances”) set forth on Exhibit B, which is attached hereto and made a part hereof for all purposes.

TO HAVE AND TO HOLD the Property, subject to the Permitted Encumbrances, unto Grantee, its successors and assigns, forever; and Grantor does hereby bind itself, its successors and assigns, to

Exhibit “J”

WARRANT AND FOREVER DEFEND all and singular the Property unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof, except as to the exceptions to conveyance and warranty contained herein, by, through or under Grantor, but not otherwise.

Section 3.7 of the Purchase and Sale Agreement by and among Grantor and Grantee is hereby incorporated by reference into this Special Warranty Deed as fully as if set forth at length herein.

Grantee, by its acceptance hereof, hereby assumes and agrees to pay any and all standby fees, taxes, and assessments by any taxing authority for the calendar year 2013, and subsequent years.

REMAINDER OF PAGE INTENTIONALLY BLANK.
SIGNATURE PAGES FOLLOW.

EXECUTED by the undersigned to be effective as of                 , 2013.

WITNESSES:	GRANTOR:

BH/NV HAWKS CAY PROPERTY HOLDINGS, LLC,

Witness Signature	a Delaware limited liability company

Printed Name	By:
Name:
Title:
Witness Signature

Printed Name

Exhibit “J”

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

The foregoing instrument was acknowledged before me on this              day of                                     , 2013, by                                   ,                                of BH/NV HAWKS CAY PROPERTY HOLDINGS, LLC, a Delaware limited liability company, on behalf of said company. He/she is personally known to me.

Printed Name:

Notary Public in and for the State of Texas

My Commission Expires:

(SEAL)

Doc Stamps:

Recording Fee:

Exhibit “J”

EXHIBIT A

to
Special Warranty Deed

PROPERTY DESCRIPTION

Exhibit “J”

EXHIBIT B

to
Special Warranty Deed

PERMITTED ENCUMBRANCES

Exhibit “J”

EXHIBIT “K”

BILL OF SALE
(61 Hawks Cay Boulevard, Duck Key, Florida)

BH/NV HAWKS CAY PROPERTY HOLDINGS, LLC, a Delaware limited liability company (“Seller”), in consideration of the purchase price paid by CWI KEYS HOTEL, LLC, a Delaware limited liability company (“Purchaser”), as set forth in that certain Purchase and Sale Agreement dated August     , 2013 (as amended and/or assigned, the “Agreement”), the terms of which are incorporated herein by reference, the receipt and sufficiency of such consideration being hereby acknowledged, has sold and assigned, and by this Bill of Sale does hereby grant, assign and set over to Purchaser, its representatives, successors and assigns, without representation or warranty except as expressly set forth in the Agreement, and subject to the terms of the Agreement, all of the following assets located at 61 Hawks Cay Boulevard, Duck Key, Florida, on which are constructed such improvements in, by and through which is operated a hotel and resort business commonly known as “Hawks Cay Resort”:

The Personal Property (as defined in the Agreement).

To have and to hold same unto Purchaser, its successors and assigns forever.

[The Remainder of This Page Has Been Intentionally Left Blank]

Exhibit “K”

IN WITNESS WHEREOF, this Bill of Sale is executed this          day of                 , 2013.

BH/NV HAWKS CAY PROPERTY HOLDINGS, LLC,
a Delaware limited liability company

By:
Name:
Title:

Exhibit “K”

EXHIBIT “L”

INTENTIONALLY DELETED

Exhibit “M”

EXHIBIT “M”

ASSIGNMENT AND ASSUMPTION OF RENTAL MANAGEMENT AGREEMENTS

(61 Hawks Cay Boulevard, Duck Key, Florida)

This ASSIGNMENT AND ASSUMPTION OF RENTAL MANAGEMENT AGREEMENTS (the “Assignment”) is dated the          day of                   , 2013, and is made by and between HAWKS CAY RENTAL MANAGER LLC, a Delaware limited liability company (“Assignor”), and CWI KEYS HOTEL, LLC, a Delaware limited liability company (“Assignee”).

RECITALS

A.        BH/NV Hawks Cay Property Holdings, LLC, a Delaware limited liability company (“Seller”), and Assignee are parties to that certain Purchase and Sale Agreement dated August       , 2013 (as amended and/or assigned, the “Agreement”) pursuant to which Seller has agreed to sell to Assignee, and Assignee has agreed to purchase from Seller, all of the right title and interest in and of Seller to that certain Property (as defined in the Agreement) located at and more commonly known as 61 Hawks Cay Boulevard, Duck Key, Florida, on which are constructed such improvements in, by and through which is operated a hotel and resort business commonly known as “Hawks Cay Resort” (the “Resort”).

B.         As part of the Resort and/or the Property, Assignor maintains a rental program for villas located contiguous to the Resort and leases certain villas pursuant to Rental Management Agreements, as referenced and defined in the Agreement (the “Assigned Agreements”), executed in connection with the ownership and/or operation of the Resort and/or the Property.

C.         All capitalized terms shall have the meanings ascribed to them in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual benefits accruing to the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

I

ASSIGNMENT

1.1       Effective Date.  This Assignment shall take effect at and as of the date hereof.

1.2       Assignment of Assigned Agreements.  To the extent assignable, Assignor hereby assigns and transfers to Assignee all of its rights and obligations, in, under and to the Assigned Agreements, without representation or warranty except as expressly set forth in the Agreement and subject to the terms of the Agreement, and delegates to Assignee all of its duties thereunder.

1.3       Assumption of Assigned Agreements.  Assignee hereby accepts the assignment made hereby and assumes and agrees to pay and perform, as a direct obligation, all sums, payments, duties and obligations required to be paid and performed on and after the date hereof by Assignor under the Assigned Agreements assigned hereby to the same extent as if Assignee had been an original party thereto.

1.4       Indemnification.  Assignor agrees to indemnify and hold Assignee harmless from and against all damages, losses, claims and liabilities (including reasonable attorneys’ fees) pertaining to or

Exhibit “M”

arising in connection with the Assigned Agreements from actions or omissions occurring prior to the date hereof in accordance with the indemnification obligations under Section 5.3 of the Agreement.  Assignee agrees to indemnify and hold Assignor harmless from and against all damages, losses, claims and liabilities (including attorneys’ fees) pertaining to or arising in connection with the Assigned Agreements from actions or omissions occurring on or after the date hereof in accordance with the indemnification obligations under Section 5.3 of the Agreement.

1.5       Further Assurances.  Whenever and so often as requested by a party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in such requesting party all rights, interests, powers, benefits privileges and advantages conferred or intended to be conferred upon it by this Assignment; provided, however, no Party shall be obligated to provide any further assurance that would materially increase the liabilities or obligations of such Party hereunder or materially reduce the rights and benefits of such Party hereunder.

1.6       Successors and Assigns.  The rights and obligations of the parties hereto shall be for the benefit of, and binding upon, the successors and assigns of the parties hereto.

1.7       Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be wholly performed within said state.

II

COUNTERPARTS

This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Assignment shall become effective upon the due execution and delivery of this Assignment to the parties hereto.

[The Remainder of This Page Has Been Intentionally Left Blank]

Exhibit “M”

IN WITNESS WHEREOF, the parties hereto have executed this Assignment the day and year first above written.

ASSIGNOR:

HAWKS CAY RENTAL MANAGER LLC,
a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

CWI KEYS HOTEL, LLC,
a Delaware limited liability company

By:
Name:
Title:

Exhibit “M”

EXHIBIT “N”

ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND PERMITS
(61 Hawks Cay Boulevard, Duck Key, Florida)

This ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND PERMITS (the “Assignment”) is dated the          day of                   , 2013, and is made by and between BH/NV HAWKS CAY PROPERTY HOLDINGS, LLC, a Delaware limited liability company (“Assignor”), and CWI KEYS HOTEL, LLC, a Delaware limited liability company (“Assignee”).

RECITALS

A.        Assignor and Assignee are parties to that certain Purchase and Sale Agreement dated August       , 2013 (as amended and/or assigned, the “Agreement”) pursuant to which Assignor has agreed to sell to Assignee, and Assignee has agreed to purchase from Assignor, all of Assignor’s right title and interest in and to that certain Property (as defined in the Agreement) located at and more commonly known as 61 Hawks Cay Boulevard, Duck Key, Florida, on which are constructed such improvements in, by and through which is operated a hotel and resort business commonly known as “Hawks Cay Resort” (the “Resort”).

B.         As part of the Resort and/or the Property, Assignor has entered into the Space Leases, the Equipment Leases and Contracts, as referenced and defined in the Agreement, and obtained the Permits, as referenced and defined in the Agreement, that are used in connection with the ownership and/or operation of the Resort and/or the Property.  The Space Leases, Equipment Leases, Contracts and Permits are referred to herein as the “Contracts and Permits.”

C.         All capitalized terms shall have the meanings ascribed to them in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual benefits accruing to the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

I

ASSIGNMENT

1.1       Effective Date.  This Assignment shall take effect at and as of the date hereof.

1.2       Assignment of Contracts and Permits.  To the extent assignable, Assignor hereby assigns and transfers to Assignee all of its rights and obligations, in, under and to all of the Contracts and Permits, without representation or warranty except as expressly set forth in the Agreement and subject to the terms of the Agreement, and delegates to Assignee all of its duties thereunder.

1.3       Assumption of Contracts and Permits.  Assignee hereby accepts the assignment made hereby and assumes and agrees to pay and perform, as a direct obligation, all sums, payments, duties and obligations required to be paid and performed on and after the date hereof by Assignor under the Contracts and Permits assigned hereby to the same extent as if Assignee had been an original party thereto.

1.4       Indemnification.  Assignor agrees to indemnify and hold Assignee harmless from and against all damages, losses, claims and liabilities (including reasonable attorneys’ fees) pertaining to or

Exhibit “N”

arising in connection with the Contracts and Permits from actions or omissions occurring prior to the date hereof in accordance with the indemnification obligations under Section 5.3 of the Agreement.  Assignee agrees to indemnify and hold Assignor harmless from and against all damages, losses, claims and liabilities (including attorneys’ fees) pertaining to or arising in connection with the Contracts and Permits from actions or omissions occurring on or after the date hereof in accordance with the indemnification obligations under Section 5.3 of the Agreement.

1.5       Further Assurances.  Whenever and so often as requested by a party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in such requesting party all rights, interests, powers, benefits privileges and advantages conferred or intended to be conferred upon it by this Assignment; provided, however, no Party shall be obligated to provide any further assurance that would materially increase the liabilities or obligations of such Party hereunder or materially reduce the rights and benefits of such Party hereunder.

1.6       Successors and Assigns.  The rights and obligations of the parties hereto shall be for the benefit of, and binding upon, the successors and assigns of the parties hereto.

1.7       Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be wholly performed within said state.

II

COUNTERPARTS

This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Assignment shall become effective upon the due execution and delivery of this Assignment to the parties hereto.

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Exhibit “N”

IN WITNESS WHEREOF, the parties hereto have executed this Assignment the day and year first above written.

ASSIGNOR:

BH/NV HAWKS CAY PROPERTY HOLDINGS, LLC,
a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

CWI KEYS HOTEL, LLC,
a Delaware limited liability company

By:
Name:
Title:

Exhibit “M”

EXHIBIT “O”

ASSIGNMENT OF INTANGIBLE PROPERTY
(61 Hawks Cay Boulevard, Duck Key, Florida)

This ASSIGNMENT OF INTANGIBLE PROPERTY (the “Assignment”) is dated the          day of                             , 2013, and is made by and between BH/NV HAWKS CAY PROPERTY HOLDINGS, LLC, a Delaware limited liability company (“Assignor”), and CWI KEYS HOTEL, LLC, a Delaware limited liability company (“Assignee”).

RECITALS

A.        Assignor and Assignee have previously entered into that certain Purchase and Sale Agreement dated August       , 2013 (as amended and/or assigned, the “Agreement”), pursuant to which Assignor has agreed to sell to Assignee, and Assignee has agreed to purchase from Assignor, all of Assignor’s right title and interest in and to that certain Property (as defined in the Agreement) located at and more commonly known as 61 Hawks Cay Boulevard, Duck Key, Florida, on which are constructed such improvements in, by and through which is operated a hotel and hospitality business commonly known as “Hawks Cay Resort”.

B.         As part of the Resort and/or the Property, Assignor owns Intangible Property, as referenced and defined in the Agreement, that is used in connection with the ownership and/or operation of the Resort and/or the Property.

C.         All capitalized terms shall have the meanings ascribed to them in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual benefits accruing to the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

I

ASSIGNMENT

1.1       Effective Date.  This Assignment shall take effect at and as of the date hereof.

1.2       Assignment of Intangible Property.  To the extent assignable, Assignor hereby assigns and transfers to Assignee, without representation or warranty except as expressly set forth in the Agreement, and subject to terms of the Agreement, all of its right, title and interest in and to all of the Intangible Property.

1.3       Assumption of Intangible Property.  Assignee hereby accepts the assignment made hereby and assumes and agrees to perform, as a direct obligation, all duties and obligations required to be performed on and after the date hereof by Assignor in connection with the Intangible Property assigned hereby, to the same extent as if Assignee had been an original party thereto.

1.4       Further Assurances.  Whenever and so often as requested by a party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be

Exhibit “O”

necessary and reasonably required in order to further and more fully vest in such requesting party all rights, interests, powers, benefits privileges and advantages conferred or intended to be conferred upon it by this Assignment; provided, however, no Party shall be obligated to provide any further assurance that would materially increase the liabilities or obligations of such Party hereunder or materially reduce the rights and benefits of such Party hereunder.

1.5       Successors and Assigns.  The rights and obligations of the parties hereto shall be for the benefit of, and binding upon, the successors and assigns of the parties hereto.

1.6       Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be wholly performed within said state.

II

COUNTERPARTS

This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Assignment shall become effective upon the due execution and delivery of this Assignment to the parties hereto.

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Exhibit “O”

IN WITNESS WHEREOF, the parties hereto have executed this Assignment the day and year first above written.

ASSIGNOR:

BH/NV HAWKS CAY PROPERTY HOLDINGS, LLC,
a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

CWI KEYS HOTEL, LLC,
a Delaware limited liability company

By:
Name:
Title:

Exhibit “M”

EXHIBIT “P”

FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT AFFIDAVIT

CERTIFICATE OF NON FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor is a foreign person.  For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the transferee (buyer) that withholding of tax is not required upon the disposition of a U.S. real property interest by BH/NV Hawks Cay Property Holdings, LLC, a Delaware limited liability company (“Seller”), which is a wholly owned subsidiary of BH/NV Hawk’s Cay, LLC, a Delaware limited liability company (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.         Seller is wholly owned subsidiary of Transferor and is a disregarded entity as defined in Section 1.14445-2(b)(2)(iii) of the Income Tax Regulations.  Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations).

2.         Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations).  Transferor is not a disregarded entity (as such term is defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations).

3.         Transferor’s U.S. employer identification number is 41-2220774.

4.         Transferor’s address is 15601 Dallas Parkway, Suite 600, Addison, Texas 75001-6026.

5.         Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee (buyer) and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that the undersigned has examined this certification and to the best of the undersigned’s knowledge and belief it is true, correct and complete, and the undersigned further declares that the undersigned has the authority to sign this document on behalf of Transferor.

Exhibit “M”

Executed as of the        day of                     , 2013, at                         ,                             .

TRANSFEROR:

a

By:

By:
Name:
Title:

Exhibit “P